Exhibit 10.1

JAMESTOWN 450 WEST 15TH STREET, L.P.,

Landlord

TO

Intercept Pharmaceuticals, inc.

Tenant

Lease

Dated as of October 15, 2013

TABLE OF CONTENTS

Article 1 Premises; Term; Use		1
1.01	Demise.	1
1.02	Term.	1
1.03	Commencement Date.	2
1.04	Use.	2

Article 2 Rent; Tax Payment; Security		3
2.01	Rent.	3
2.02	Fixed Rent.	3
2.03	Additional Charges.	4
2.04	Tax Payments.	5
2.05	Intentionally omitted.	7
2.06	Electric Charges.	7
2.07	Manner of Payment.	10
2.08	Letter of Credit.	10

Article 3 Services; Repairs and Maintenance		12
3.01	Services Generally.	12
3.02	HVAC.	12
3.03	Cleaning.	13
3.04	Water.	13
3.05	Elevators.	14
3.06	General Provisions.	14
3.07	Landlord’s Repair and Maintenance.	14
3.08	Tenant’s Repair and Maintenance.	15

Article 4 Leasehold Improvements; Tenant Covenants		16
4.01	Initial Improvements.	16
4.02	Alterations.	16
4.03	Landlord’s and Tenant’s Property.	19
4.04	Access and Changes to Building.	19
4.05	Compliance with Laws.	21
4.06	Tenant’s Right to Contest.	22
4.07	Operating Covenants.	23
4.08	Self-Help.	24

Article 5 Assignment and Subletting		25
5.01	Landlord’s Consent Required.	25
5.02	Offer Notice.	25
5.03	Intentionally Omitted.	27
5.04	Landlord’s Right to Terminate.	27
5.05	Conditions on Subletting.	27
5.06	Consent to Assignment; Landlord May Collect Rent From Assignee.	29
5.07	Assumption of Lease.	29
5.08	Tenant’s Indemnification.	30
5.09	Time Limitation; Amendments.	30
5.10	Additional Charges Due Upon Assignment or Subletting.	30
5.11	Liability Not Discharged.	31
5.12	Effect of Listing of Names.	31

- i -

Article 6 Subordination; Default; Indemnity		31
6.01	Subordination.	31
6.02	Estoppel.	32
6.03	Default.	33
6.04	Re-entry by Landlord.	34
6.05	Damages.	34
6.06	Other Remedies.	35
6.07	Right to Injunction.	35
6.08	Certain Waivers.	36
6.09	No Waiver.	36
6.10	Holding Over.	36
6.11	Attorneys’ Fees.	36
6.12	Non-Liability and Indemnification.	36

Article 7 Insurance; Casualty; Condemnation		38
7.01	Compliance with Insurance Standards.	38
7.02	Tenant’s Insurance.	38
7.03	Subrogation Waiver.	39
7.04	Condemnation.	39
7.05	Casualty.	40

Article 8 Miscellaneous Provisions		42
8.01	Notice.	42
8.02	Building Rules.	43
8.03	Severability.	44
8.04	Certain Definitions.	44
8.05	Quiet Enjoyment.	44
8.06	Limitation of Landlord’s Personal Liability.	44
8.07	Counterclaims.	44
8.08	Survival.	45
8.09	Certain Remedies.	45
8.10	No Offer.	45
8.11	Captions; Construction.	45
8.12	Amendments.	45
8.13	Broker.	45
8.14	Merger.	45
8.15	Successors.	46
8.16	Applicable Law.	46
8.17	No Development Rights.	46
8.18	Rent Control.	46
8.19	Joint and Several Liability.	46
8.20	Schedules and Exhibits.	46
8.21	Landlord Consent.	46
8.22	Intellectual Property.	47
8.23	No Third Party Beneficiaries.	47
8.24	Condominium Conversion.	47
8.25	Force Majeure.	47

- ii -

Article 9 Representations and Warranties		48
9.01	Representations and Warranties of Tenant.	48
9.02	Representations and Warranties of Landlord.	49

Article 10 Landlord’s Contribution		49
Article 11 Right of Offering		51
Article 12 Put Premises		52

- iii -

SCHEDULE OF EXHIBITS

EXHIBIT A	Description of Land
EXHIBIT B	Floor Plan
EXHIBIT C	Building Rules and Regulations
EXHIBIT D	Alterations Rules and Regulations
EXHIBIT E	Landlord’s Work
EXHIBIT F	Form of Estoppel Certificate
EXHIBIT G	Offering Space
EXHIBIT H	Put Premises
EXHIBIT I	Louver Location

- iv -

LEASE

This LEASE, dated as of October 15, 2013 (the “Effective Date”), between JAMESTOWN 450 WEST 15TH STREET, L.P. (“Landlord”), a Delaware limited partnership whose address is c/o Jamestown, One Overton Park, Twelfth Floor, 3625 Cumberland Boulevard, Atlanta, GA 30339 and INTERCEPT PHARMACEUTICALS, INC. (“Tenant”), a Delaware corporation, whose address is 18 Desbrosses Street, New York, NY 10013 prior to the commencement of the Term (as hereinafter defined), and thereafter Tenant’s address shall be that of the Premises (as hereinafter defined).

WITNESSETH

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the building commonly known as and located at 450 West 15th Street, New York, New York (the “Building”) on the land more particularly described in EXHIBIT A (the “Land”; the Land, the Building and Landlord’s interest in all plazas, sidewalks and curbs adjacent thereto are collectively referred to herein as the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

Article 1

Premises; Term; Use

1.01 Demise.

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, certain premises located on the fifth (5th) floor of the Building (the “Premises”) consisting of approximately 11,124 rentable square feet and more particularly shown on the floor plan annexed as EXHIBIT B. Tenant acknowledges that Landlord makes no representation or warranty as to the actual or usable size, dimensions or square footage of the Premises.

1.02 Term.

(a) The term of this Lease (the “Term”) shall commence on the Commencement Date (as defined below) and shall end, unless sooner terminated as herein provided, on the last day of the ninth (9th) month following the tenth (10th) Lease Year (as defined below) (such date is hereinafter referred to as the “Expiration Date”).

(b) For purposes of this Lease, the first “Lease Year” shall mean the period commencing on the Commencement Date and ending on the last day of the month in which shall occur the twelve (12) month anniversary of the Commencement Date (unless such date shall occur on the first day of the month, in which event the first Lease Year shall end on the day preceding the twelve (12) month anniversary thereof). Each successive “Lease Year” shall be the successive twelve month period thereafter during the Term, except that the final Lease Year shall end on the Expiration Date.

1.03 Commencement Date.

(a) “Commencement Date” means the date on which Landlord delivers possession of the Premises to Tenant.

(b) If for any reason Landlord shall be unable to deliver possession of the Premises to Tenant on any date specified in this Lease for such delivery, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof. This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

1.04 Use.

(a) Tenant shall use and occupy the Premises as first class executive, general and administrative offices only, and for no other purpose. Subject to the other provisions of this Lease (including all exhibits) and such regulations and procedures as may from time to time be in effect, Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

(b) Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept in the Premises, which would in any way (i) violate any law or requirement of public authorities or requirement of insurance bodies, (ii) cause structural injury to the Building or any part thereof, (iii) interfere with the normal operation of the HVAC, plumbing, electrical or other mechanical or electrical systems of the Building or the elevators installed therein, (iv) constitute a public or private nuisance, (v) alter the appearance of the exterior of the Building, (vi) affect in any adverse way any portion of the interior of the Building other than the Premises, (vii) interfere with the use or occupancy of any other tenant or occupant of the Building or (viii) create any offensive odors or noise.

(c) Landlord may adopt any distinctive name to identify the Building or may elect to identify the Building solely by its street address. Tenant shall not use any such distinctive name chosen by Landlord except for the purpose of address identification only, and then only in a manner which will maintain the first-class nature and character of such name.

(d) In no event shall the Premises be used for any of the following: (i) a banking, trust company, or safe deposit business, (ii) a savings bank, a savings and loan association, or a loan company, (iii) the sale of travelers’ checks and/or foreign exchange, (iv) a stock brokerage office or for stock brokerage purposes primarily patronized by the general public, (v) photographic reproductions and/or offset printing, (vi) an employment or travel agency or airline ticket counter, (vii) a school or classroom, (viii) medical or psychiatric offices, (ix) conduct of an auction primarily patronized by the general public, (x) gambling activities, (xi) conduct of obscene, pornographic or similar disreputable activities, (xii) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, (xiii) offices of any charitable, religious, union or other not-for-profit organization, (xv) a restaurant or bar (other than as expressly set forth in this Lease), or (xvi) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto. The Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, create unreasonable or excessive elevator or floor loads, impair or interfere with any of the Building operations or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or Landlord, or impair the appearance of the Building.

(e) Tenant shall not at any time use or occupy the Premises in violation of the Certificate of Occupancy at such time issued for the Premises or in any manner which would or may result in suspension, cancellation or rescission of the Certificate of Occupancy. In the event that any department of any governmental authority having jurisdiction over the Premises shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such Certificate of Occupancy, or which would or may result in suspension, cancellation or rescission of such Certificate of Occupancy, Tenant, upon written notice from Landlord or any governmental authority, shall promptly discontinue such use of the Premises. Tenant acknowledges that Landlord makes no representations, warranties or assurances that the Premises are suitable for Tenant’s intended use (including, without limitation, the use set forth in Section 1.04(a) hereof).

(f) Tenant acknowledges that Landlord shall suffer irreparable harm by reason of a breach of the provisions of this Section 1.04 and, accordingly, Landlord, in addition to any other remedy that Landlord shall have under this Lease or permitted by law, shall be entitled to enjoin the action, activity or inaction that constitutes, or may constitute, such breach by Tenant.

Article 2

Rent; Tax Payment; Security

2.01 Rent.

(a) “Rent” shall consist of Fixed Rent (as defined below) plus Additional Charges (as defined below).

(b) Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Rent, Fixed Rent or Additional Charges, shall constitute rent for all purposes, including for purposes of Section 502(b)(7) of the Bankruptcy Code.

2.02 Fixed Rent.

(a) The fixed rent (“Fixed Rent”) (in addition to any Fixed Rent payable for the Offering Space and the Put Premises, as hereinafter defined) shall be payable as follows:

(i) for the first (1st) Lease Year, at the rate of $800,928.00 per annum (i.e., $66,744.00 per month),

(ii) for the second (2nd) Lease Year, at the rate of $816,946.56 per annum (i.e., $68,078.88 per month),

(iii) for the third (3rd) Lease Year, at the rate of $833,285.49 per annum (i.e., $69,440.46 per month),

(iv) for the fourth (4th) Lease Year, at the rate of $849,951.20 per annum (i.e., $70,829.27 per month),

(v) for the fifth (5th) Lease Year, at the rate of $866,950.21 per annum (i.e., $72,245.85 per month),

(vi) for the sixth (6th) Lease Year, at the rate of $939,909.22 per annum (i.e., $78,325.77 per month),

(vii) for the seventh (7th) Lease Year, at the rate of $958,707.40 per annum (i.e., $79,892.28 per month),

(viii) for the eighth (8th) Lease Year, at the rate of $977,881.53 per annum (i.e., $81,490.13 per month),

(ix) for the ninth (9th) Lease Year, at the rate of $997,439.16 per annum (i.e., $83,119.93 per month),

(x) for the tenth (10th) Lease Year, at the rate of $1,017,387.90 per annum (i.e., $84,782.33 per month), and

(xi) for the eleventh (11th) Lease Year, at the rate of $1,037,735.70 per annum (i.e., $86,477.98 per month).

(b) Fixed Rent shall be payable by Tenant in equal monthly installments, in advance on the Commencement Date and on the first day of each calendar month thereafter, subject to the terms of Section 2.02(c); provided, that Tenant shall pay, upon the execution and delivery of this Lease by Tenant, $66,744.00 to be applied against the first (1st) full monthly installment of Fixed Rent; and provided further, that if the date on which the payment of Fixed Rent commences is not the first (1st) day of a month, then Fixed Rent for such month shall be prorated and paid on the day immediately following the Initial Rent Concession Period (as defined below).

(c) If Tenant shall not then be in default of any of Tenant's obligations under this Lease after notice and expiration of the applicable cure period, Landlord hereby conditionally excuses Tenant's obligation to pay Fixed Rent (i) for the first one hundred eighty-two (182) days of the Term (the “Initial Rent Concession Period”); and (ii) for the nineteenth (19th), twentieth (20th) and thirty-second (32nd) full calendar months which follow the Commencement Date. If the Lease shall be terminated as a result of Tenant’s default, then the Fixed Rent so conditionally excused shall be amortized on a straight-line basis over the period from the end of the Initial Rent Concession Period through the Expiration Date, and the unamortized portion of such conditionally excussed rent as of the date of termination shall become immediately due and payable by Tenant to Landlord.  If, as of the Expiration Date, Tenant shall not be in default in the performance of any of Tenant's obligations under the terms of this Lease, Landlord shall waive any payment of all such Fixed Rent so conditionally excused.

2.03 Additional Charges.

“Additional Charges” means Tax Payments and all other sums of money, other than Fixed Rent, at any time payable by Tenant under this Lease, all of which Additional Charges shall be deemed to be rent.

2.04 Tax Payments.

(a) “Base Tax Amount” means the Taxes (excluding any amounts described in Section 2.04(b)) for the Tax Year commencing on July 1, 2013.

(b) “Taxes” means (i) the real estate taxes, vault taxes, assessments and special assessments levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority (including, without limitation, any taxes, assessments or charges imposed upon or against the Project, Landlord or the owner of the Project), after giving effect to any abatements then applicable for the same period reflected on Landlord’s tax bill (subject to the other provisions of the Lease), and (ii) any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year to which such expenses relate. If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate, there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other additional or substitute tax, assessment, levy, imposition, fee or charge, including, without limitation, business improvement district and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”. If the owner, or lessee under a Superior Lease (as hereinafter defined), of all or any part of the Building and/or the Land is an entity exempt from the payment of taxes described in clauses (i) and (ii), there shall be included in “Taxes” the taxes described in clauses (i) and (ii) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt. Except as permitted in this Section 2.04(b), “Taxes” shall not include any franchise, capital stock or transfer tax or any penalties or interest incurred by reason of Landlord’s failure to make timely payments of Taxes (unless Tenant has failed to timely pay Tax Payments hereunder). Except as provided in this Section 2.04(b), any tax abatement, incentive or other concession, for capital investment, development, employment at the Project or for any other reason, or which shall apply to the Project or to which Landlord or the Project shall be entitled, shall accrue solely for the benefit of Landlord and shall be disregarded for purposes of this Article 2 to the extent that accounting for the same would have reduced the amount payable by Tenant under this Article 2.

(c) “Tax Year” means each period of twelve (12) months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of twelve (12) months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(d) “Tenant’s Tax Share” means 3.81%.

(e) If Taxes for any Tax Year, including the Tax Year in which the Commencement Date occurs, shall exceed the Base Tax Amount, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Tax Share of the amount by which Taxes for such Tax Year are greater than the Base Tax Amount. Landlord may furnish to Tenant, prior to the commencement of each Tax Year, a statement setting forth Landlord’s reasonable estimate of the Tax Payment for such Tax Year. Tenant shall pay to Landlord on the first day of each month during such Tax Year, an amount equal to 1/12th of Landlord’s estimate of the Tax Payment for such Tax Year. If Landlord shall not furnish any such estimate for a Tax Year or if Landlord shall furnish any such estimate for a Tax Year subsequent to the commencement thereof, then (i) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 2.04(e) in respect of the last month of the preceding Tax Year; (ii) after such estimate is furnished to Tenant, Landlord shall notify Tenant whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made in accordance with such estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within twenty (20) days after demand therefor, or (y) if there is an overpayment, Landlord shall refund to Tenant the amount thereof within twenty (20) days; and (iii) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Tax Year, Tenant shall pay to Landlord an amount equal to 1/12th of the Tax Payment shown on such estimate. Landlord may, during each Tax Year, furnish to Tenant a revised statement of Landlord’s estimate of the Tax Payment for such Tax Year, and in such case, the Tax Payment for such Tax Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence. After the end of each Tax Year Landlord shall furnish to Tenant a statement of Tenant’s Tax Payment for such Tax Year (and shall endeavor to do so within 180 days after the end of each Tax Year). If such statement shall show that the sums paid by Tenant, if any, under Section 2.04(e) exceeded the Tax Payment to be paid by Tenant for the applicable Tax Year, Landlord shall refund to Tenant the amount of such excess within twenty (20) days; and if such statement shall show that the sums so paid by Tenant were less than the Tax Payment to be paid by Tenant for such Tax Year, Tenant shall pay the amount of such deficiency within twenty (20) days after demand therefor. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith. In no event, however, shall Taxes be reduced below the Base Tax Amount.

(f) If Landlord shall receive a refund of Taxes for any Tax Year, Landlord shall pay to Tenant Tenant’s Tax Share of the net refund (after deducting from such refund the reasonable costs and expenses of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year); provided, that such payment to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

(g) If the Taxes comprising the Base Tax Amount are reduced as a result of an appropriate proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Base Tax Amount and Landlord shall notify Tenant of the amount by which the Tax Payments previously made were less than the Tax Payments required to be made under this Section 2.04, and Tenant shall pay the deficiency within twenty (20) days after demand therefor. If the Taxes comprising the Base Tax Amount are increased as a result of an appropriate proceeding or otherwise, the Base Tax Amount shall not be increased and the Taxes prior to such increase shall for all purposes be deemed to be the Base Tax Amount.

(h) In any case provided in Section 2.04 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled. Nothing in this Article 2 shall be construed so as to result in a decrease in the Fixed Rent. If this Lease shall expire before any such credit shall have been fully applied, then (provided Tenant is not in default under this Lease beyond the expiration of any applicable cure period) Landlord shall refund to Tenant the unapplied balance of such credit.

(i) Landlord’s failure to render or delay in rendering any statement with respect to any Tax Payment or installment thereof shall not prejudice Landlord’s right to thereafter render such a statement, nor shall the rendering of a statement for any Tax Payment or installment thereof prejudice Landlord’s right to thereafter render a corrected statement therefor.

(j) Landlord and Tenant confirm that the computations under this Article 2 are intended to constitute a formula for agreed rental escalation and may or may not constitute an actual reimbursement to Landlord for Taxes and other costs and expenses incurred by Landlord with respect to the Project.

(k) Each Tax Payment in respect of a Tax Year which begins prior to the Commencement Date or ends after the expiration or earlier termination of this Lease, and any tax refund pursuant to Section 2.04(f), shall be prorated to correspond to that portion of such Tax Year occurring within the Term.

(l) In no event shall Tenant be entitled to any refund or reduction in Rent if Taxes for any Tax Year are less than the Base Tax Amount.

(m) The parties understand and agree that Tenant shall not get the benefit of any real estate tax exemption and abatement obtained by Landlord in respect of the Property under the New York City Industrial & Commercial Abatement Program (“ICAP”)) and accordingly that “Taxes” for any Tax Year during the Term including the Base Tax Year shall not be reduced by any exemption and abatement available to Landlord for that Tax Year under ICAP. The amount of Taxes for each Tax Year amounts (including the Base Tax Year) shall be determined for purposes of the computation of Tenant’s Tax Payment for such Tax Year so as to reflect the Taxes which would have been in effect for such Tax Year had the ICAP benefit not been available in that Tax Year.

(n) In addition and without limitation of the foregoing, Tenant shall pay any business, rent or other taxes that are now or hereafter levied upon Tenant’s use or occupancy of the Premises, the conduct of Tenant’s business at the Premises or Tenant’s equipment, fixtures or personal property. In the event that any such taxes are enacted, changed or altered so that any of such taxes are levied against Landlord or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon written demand from Landlord.

2.05 Intentionally omitted.

2.06 Electric Charges.

(a) Subject to the terms of Section 2.06(e), Landlord shall furnish to the Premises six (6) watts connected load of electricity per usable square foot of the Premises for lighting the Premises and for operation of normal office equipment therein.

(b) For purposes of this Section 2.06:

(i) “Usage” shall mean actual usage of electricity in the Premises as measured by submeters, to be maintained by Tenant in accordance with Landlord’s specifications, for each calendar month or such other period as Landlord shall determine and shall include the quantity and peak demand (kilowatt hours and kilowatts).

(ii) “Electricity Rate” shall mean the service classification (including all applicable taxes, surcharges, demand charges and rates, energy charges and rates, fuel adjustment charges, time of day charges and other charges, adjustments and sums payable in respect thereof) which would be applicable if Tenant were purchasing electric current from the utility company supplying electric current to the Building, in effect from time to time during the Term, which shall be utilized as the rate structure for the determination of “Basic Cost” (as hereinafter defined).

(iii) “Basic Cost” shall mean the product of (a) Usage multiplied by (b) the Electricity Rate, for the period that corresponds to the period during which Usage was measured.

(iv) “Tenant’s Cost” shall mean an amount equal to the sum of (a) the Basic Cost plus (b) eight (8%) percent of the Basic Cost for Landlord’s overhead and expenses in connection with submetering.

(c) Where more than one meter measures the amount of Usage, Usage through each meter shall be computed and billed separately in accordance with the provisions of this Section 2.06.

(d) Landlord shall, from time to time but not more often than monthly, furnish Tenant with an invoice indicating the period during which the Usage was measured and the amount of Tenant's Cost payable by Tenant to Landlord for such period. Within thirty (30) days after receipt of each such invoice, Tenant shall, from and after the Commencement Date, pay the amount of Tenant's Cost set forth thereon to Landlord as Additional Charges. In addition, if any tax is imposed upon Landlord by any municipal, state or federal agency or subdivision with respect to the purchase, sale or resale of electrical energy supplied to Tenant hereunder, then, to the extent permitted by law, such taxes shall be passed on to Tenant and included in the bill to, and paid by, Tenant to Landlord, as Additional Charges.

(e) Tenant hereby acknowledges that Landlord has made no representation or warranty as to whether or not the electrical service described in this Section 2.06 is or will be sufficient or adequate for Tenant's electrical needs from time to time during the Term of this Lease. In addition, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage, or expense that Tenant may sustain or incur if either the quantity or character of electrical service is changed other than due to a Landlord default hereunder, is no longer available, or is unsuitable for Tenant's requirements.

(f) In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Premises would result in an overload of the electrical circuits servicing the Premises.

(g) (i) Tenant covenants and agrees that, at all times, its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installation thereof, which shall not be less than the capacity necessary to furnish the electric service described in this Section 2.06. In connection therewith, Tenant expressly agrees that all installations, alterations and additions of and to the electrical distribution system within the Premises shall be subject to Landlord's prior written approval in each instance (which approval shall not be unreasonably withheld, conditioned or delayed), and, if such approval shall be given, rigid conduit only shall be permitted. If, in connection with any request for such approval, Landlord shall, in its reasonable judgment, determine that additional risers, feeders, wiring installation or other equipment are required, Landlord shall, at the sole cost and expense of Tenant, install such additional risers, feeders, wiring installations and other equipment that Landlord shall deem necessary with respect thereto, provided, however, that, if Landlord shall determine, in its sole judgment, that the same will cause permanent damage or injury to the Building or to the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expense, interfere with, or disturb, the other tenants or occupants of the Building, or adversely affect Landlord's ability to supply or furnish electricity to other portions of the Building at any time during or prior to the Term of this Lease, then Landlord shall not be obligated to make such installation, and Tenant shall not make the installation, alteration, or addition to the electrical distribution system within the Premises with respect to which Tenant requested Landlord's approval. All of the aforesaid costs and expenses are chargeable and collectible as Additional Charges, and shall be paid by Tenant to Landlord within thirty (30) days after rendition of any bill or statement to Tenant therefor.

(ii) Tenant shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises, at Tenant's sole cost and expense. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord's property upon the expiration or sooner termination of this Lease.

(h) In the event the meter(s) installed in the Premises for the measurement of electricity consumption in the Premises or any alternative submetering system installed by Landlord at a later date, becomes prohibited from use, then Landlord, at its expense, may cause an independent electrical engineer chosen by Landlord or an electrical consulting firm selected by Landlord (the “Landlord’s Electrical Consultant”) to survey and determine Usage in, and Basic Cost for, the Premises from time to time, at least once but not more than twice per twelve (12) month period, and the Electrical Consultant shall make such determination using criteria generally accepted in the Metropolitan New York City area and Electricity Rate in effect at the time, and shall include the quantity and peak demand, for all electricity consumed by Tenant, plus eight (8%) percent of the Basic Cost for Landlord's expenses and administration fees. If Tenant reasonably disputes any determination made by Landlord’s Electrical Consultant, Tenant may, at Tenant’s sole cost and expense, challenge such determination within thirty (30) days after receipt thereof, by submitting a different estimate made by an independent electrical engineer or qualified consultant chosen by Tenant (the “Tenant’s Electrical Consultant”). If Landlord’s Electrical Consultant and Tenant’s Electrical Consultant agree on a determination, such determination shall be conclusive upon the parties. If Landlord’s Electrical Consultant and Tenant’s Electrical Consultant cannot agree on a determination, they shall select a third independent electrical engineer or qualified consultant, to be paid equally by both parties, to make a binding determination with respect to such dispute. Pending the resolution of any such dispute, Tenant shall pay such amount as is billed by Landlord, and upon resolution of such dispute, any such payments so paid by Tenant shall be adjusted accordingly.

(i) Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric current furnished to the Premises or for any loss or damage or expense which Tenant may sustain or incur if either the said supply or character of electric current either fails or changes or is no longer available for Tenant’s requirements, except to the extent caused by Landlord’s negligence or willful misconduct. In the event Landlord discontinues supplying electricity to tenants occupying at least 50% of the Building, the Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time upon sixty (60) days’ written notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy, provided, however, that such termination date shall be extended for a time reasonably necessary for Tenant to make arrangements to obtain electric service directly from the public utility company servicing the Building. If Landlord exercises such right of termination, this lease shall remain unaffected thereby and shall continue in full force and effect, and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building, and may utilize the then existing electric feeders, risers and wiring serving the Premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized connected load. Landlord shall be obligated to pay no part of any cost required for Tenant’s direct electric service. If Landlord exercises such right of termination, Tenant shall not be subject to any Tenant’s Costs arising after such termination date except for Tenant’s obligations for any fees and charges which have arisen prior to such termination date which remain unpaid.

2.07 Manner of Payment.

Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and recurring Additional Charges, by check or wire transfer of immediately available federal funds as directed by Landlord, and (b) in the case of all other sums, either by wire transfer as aforesaid or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at the following address:

JAMESTOWN 450 WEST 15TH STREET, L.P.

PO Box 1962

Hicksville, NY 11802

or such other address as Landlord may from time to time designate. If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the lesser of (i) 1½% per month or portion thereof and (ii) the maximum rate permitted by law, and shall pay a late charge equal to five percent (5%) of the amount not timely paid. Any Additional Charges for which no due date is specified in this Lease shall be due and payable within twenty (20) says upon Tenant’s receipt of invoice. All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of same, Tenant notifies Landlord that it is disputing same.

2.08 Letter of Credit.

(a) Tenant has delivered to Landlord, as security for the performance of Tenant’s obligations under this Lease an unconditional, irrevocable letter of credit in the amount of $800,928.00 in a form and issued by a bank reasonably satisfactory to Landlord (the “Letter of Credit”). Provided that Tenant is not then in default under this Lease, (i) on the thirteenth (13th) month anniversary of the end of the Initial Rent Concession Period, the Letter of Credit shall be reduced to the sum of $667,440.00, (ii) on the twenty-fifth (25th) month anniversary of the end of the Initial Rent Concession Period, such Letter of Credit shall be further reduced to the sum of $533,952.00, and (iii) on the thirty-seventh (37th) month anniversary of the end of the Initial Rent Concession Period, such Letter of Credit shall be further reduced to the sum of $400,464.00.   Landlord shall cooperate with Tenant to arrange for the reduction of the Letter of Credit pursuant to this Section 2.08(a). The Letter of Credit is separate from, and in addition to, any ROFO Space Letter of Credit and Put Premises Letter of Credit (as such terms are hereinafter defined).

(b) The Letter of Credit shall be assignable by Landlord without charge and shall either (A) expire on the date which is sixty (60) days after the expiration or earlier termination of this Lease (the “LC Date”), or (B) be automatically self-renewing until the LC Date. If any Letter of Credit is not renewed at least thirty (30) days prior to the expiration thereof or if Tenant holds over in the Premises without the consent of Landlord after the expiration or termination of this Lease, Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease. Landlord may draw on the Letter of Credit (or the proceeds thereof) to remedy defaults beyond the expiration of the applicable cure period, if any, by Tenant in the payment or performance of any of Tenant’s obligations under this Lease. If Landlord shall have so drawn upon the Letter of Credit (or the proceeds thereof) (except as provided in Section 2.08(a) above), Tenant shall immediately deposit with Landlord a sum equal to the amount so drawn by Landlord or immediately increase the amount of the Letter of Credit by such amount.

(c) Provided Tenant is not in default under this Lease and Tenant has surrendered the Premises to Landlord in accordance with all of the terms and conditions of this Lease, on or before the LC Date: (i) Landlord shall return to Tenant the Letter of Credit (or the proceeds thereof) then held by Landlord, or (ii) if Landlord shall have drawn upon such Letter of Credit (or the proceeds thereof) to remedy defaults by Tenant in the payment or performance of any of Tenant’s obligations under this Lease, Landlord shall return to Tenant that portion, if any, of the proceeds of the Letter of Credit remaining in Landlord’s possession.

(d) In the event that at any time after the date of this Lease Landlord, in Landlord’s reasonable opinion, believes that circumstances have occurred indicating that the commercial bank that issued the Letter of Credit, then being held by Landlord under this Section 2.08 (the “Existing L/C”) may be incapable of, unable to, or prohibited from honoring the then Existing L/C in accordance with the terms thereof, then Landlord may send written notice to Tenant (the “Replacement Notice”) requiring Tenant within thirty (30) days after the giving of the Replacement Notice to replace the Existing L/C with any other Letter of Credit which satisfies the requirements set forth in Sections 2.08(a) and (b) above (the “Replacement L/C”). If Landlord receives a Replacement L/C, then Landlord shall forthwith return the Existing L/C to Tenant. The failure of Landlord to receive a Replacement L/C within such thirty (30) day period shall be an Event of Default under this Lease, entitling Landlord to exercise any or all of its rights and remedies hereunder, at law and in equity, including receiving all or a portion of the monies represented by the Existing L/C and using, applying, or retaining the whole or any part of such proceeds pursuant to Section 2.08(a) above. Notwithstanding the foregoing, if Landlord reasonably believes an emergency exists, then prior to the expiration of such thirty (30) day period, the Existing L/C may be presented for payment by Landlord and the proceeds thereof shall be held by Landlord in accordance with Sections 2.08(a) and (b). If Landlord has received the monies represented by a Letter of Credit pursuant to this Section 2.08(d), and Landlord receives a Replacement L/C, then, provided that no Event of Default exists, that portion, if any, of the cash security not used, applied or retained shall be returned to Tenant and Landlord shall hold the Replacement L/C as the Letter of Credit security deposit under this Section 2.08. If Landlord has so received the monies represented by a Letter of Credit, but Landlord has not received a Replacement L/C, then, the failure of Landlord to receive a Replacement L/C within thirty (30) days after Landlord gives to Tenant notice demanding that Tenant replace the monies so received by Landlord with a Replacement L/C shall be an Event of Default under this Lease, entitling Landlord to exercise and or all of its rights and remedies hereunder, at law and in equity, including receiving all or a portion of the monies represented by the Existing L/C, and using, applying or retaining the whole or any part of such proceeds pursuant to Sections 2.08(a) and (b) above.

Article 3

Services; Repairs and Maintenance

3.01 Services Generally.

(a) Landlord shall not have any obligation to provide any services to Tenant except as expressly provided in this Lease (“Landlord Services”).

(b) As used herein or in the body of the Lease, (i) the term "Business Days" shall mean such Mondays, Tuesdays, Wednesdays, Thursdays and Fridays as do not fall on the days celebrated as New Year's Day, Martin Luther King Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day or Christmas, or on such other days as may now or hereafter be celebrated as holidays by the State of New York or the federal government or on which comparable first-class office buildings in midtown Manhattan are now or hereafter closed; and (ii) the term "Business Hours" shall mean the hours between 8:00 A.M. and 6:00 P.M on Business Days.

3.02 HVAC.

(a) For purposes of this Lease:

(i) “Cooling Season” shall mean May 15 through October 14;

(ii) “Heating Season” shall mean October 15 through May 14; and

(iii) “Overtime Service” shall mean heating, ventilation or air-conditioning service at any time other than Business Hours.

(b) Landlord, at its expense, shall maintain and operate the heating, ventilation and air-conditioning systems (the "HVAC") and, subject to energy conservation requirements of governmental authorities and Section 3.02(c) below, shall furnish (i) heating service to the Premises during Business Hours of the Heating Season, and (ii) air-conditioning service to the Premises during Business Hours of the Cooling Season. If Tenant shall require Overtime Service, Landlord shall furnish such Overtime Service upon reasonable advance notice from Tenant, and Tenant shall pay on demand Landlord's building standard cost therefor which is presently $750 per hour/per floor for air-conditioning service and $500 per hour/per floor for heating service (regardless of the amount of space Tenant occupies on such floor), which amounts are subject to increase as Landlord's costs to provide such Overtime Service increase; provided, however, that if any other tenant on such floor requests the same type of Overtime Service (and there shall be no additional cost to Landlord as a result thereof), for each hour during which Tenant and such other tenant uses the Overtime Service, Tenant shall only be required to pay the pro rata portion of the per hour overtime costs corresponding to the rentable square footage use by Tenant in proportion to the aggregate rentable square footage used by both Tenant and such other tenant.

(c) Notwithstanding Landlord's covenants in Section 3.02(b), Landlord shall provide such services to the Premises, provided that Tenant shall be required at its sole cost and expense to connect to Building systems providing such services and for the distribution of such services throughout the interior portions of the Premises, including the use of any existing duct work or like equipment, if any, or the installation of any additional duct work or other equipment subject to the terms and conditions of this Lease. In furtherance, and not limitation, of the foregoing, Landlord makes no representation that the existing duct work or other equipment located in the Premises as of the Commencement Date, if any shall so exist, is sufficient to meet Tenant's particular needs and Tenant further acknowledges that the use of the Premises, or any part thereof, in the manner exceeding the conditions or amounts that Landlord is required to deliver pursuant to this Lease (including occupancy and connected e1ectrical load for heat exchange units in the Premises), or rearrangement of partitioning or other alterations and improvement which interferes with normal operation of the heat, ventilation and air-conditioning in the Premises, may require changes in the HVAC system servicing the Premises in order for Landlord to provide such services in accordance with this Section 3.02. Such changes, so occasioned, shall be made by Tenant, at its sole cost and expense, as Tenant's Alterations pursuant to Section 4.02, and in such instances Landlord shall have no liability for failure to provide heat or air-conditioning services in accordance with this Section 3.02.

(d) Landlord shall make such taps into the Building’s water system as are reasonably necessary to allow Tenant to connect to the hot and cold water systems of the Building at reasonable places in the Premises.

3.03 Cleaning.

(a) Tenant shall be responsible for cleaning the Premises under standards use by similarly situated buildings, including, without limitation, the interior side of the perimeter windows in the Premises. Tenant shall bring rubbish to a place in the Building designated by Landlord and in dumpsters/containers designated by Landlord and shall pay to Landlord, within thirty (30) days after notice thereof, Landlord’s building standard cost for removal thereof, which is presently $35.00 per half-cubic yard (a cubic yard for this purpose being defined as one (1) carting industry standard “Mini Rubbish” dumpster/container), which amount is subject to increase from time to time as Landlord’s cost to remove rubbish increases. In addition, Tenant shall pay to Landlord on demand the costs incurred by Landlord for the removal from the Premises and the Building of any refuse and rubbish of Tenant in excess of that ordinarily accumulated daily in the routine of business office occupancy.

(b) Cleaning of the common area lavatories, main lobby, elevators, and building exterior shall be performed or caused to be performed by Landlord at Landlord's expense on Business Days in accordance with the cleaning specifications contained in the contract from time to time in effect between Landlord and the cleaning contractor from time to time engaged by Landlord for the Building.

(c) Tenant shall reimburse Landlord on demand for the costs incurred by Landlord for extra cleaning work in the Premises required by reason of (i) misuse or neglect on the part of Tenant, its agents, employees, contractors, invitees or subtenants, (ii) use of portions of the Premises for the preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantities of interior glass surfaces or (iv) nonbuilding standard materials or finishes installed by Tenant or at its request Landlord, its cleaning contractor and their employees shall have access to the Premises after Business Hours and the free use of light, power and water in the Premises as reasonably required for the purpose of cleaning the Premises.

3.04 Water.

Landlord shall furnish domestic hot and cold water to the floor(s) on which the Premises are located through the existing wet columns, for drinking, lavatory and cleaning purposes. If Tenant uses water for any other purpose Landlord, at Tenant’s expense, may install meters to measure Tenant’s consumption of water for such other purposes, as the case may be. Tenant shall pay for the quantities of cold water and hot water shown on such meters, at Landlord’s cost thereof, within thirty (30) days of the rendition of Landlord’s bills therefor.

3.05 Elevators.

Landlord shall provide public elevator service, passenger and freight, by elevators serving the floor on which the Premises are situated, (i) with respect to the passenger elevators, during Business Hours (however, at least one passenger elevator shall be subject to call at all other times), and (ii) with respect to the freight elevator, during the hours (the “Freight Elevator Hours”) of 8:00 A.M. and 5:00 P.M. (excluding a one (1) hour lunch break) on Business Days. Tenant acknowledges that Tenant’s use of such freight elevator is non-exclusive and subject to scheduling by Landlord which shall be scheduled in a non-discriminatory manner as reasonably determined by Landlord. If Tenant shall require freight elevator service or more than one passenger elevator other than during Business Hours and/or other than on Business Days, Landlord shall furnish said service upon reasonable advance notice from Tenant, and, Tenant shall pay to Landlord on demand Landlord's standard charges therefor. Notwithstanding the foregoing and anything to the contrary set forth in the Alteration Rules and Regulations set forth as Exhibit D, Tenant shall be entitled to forty-five (45) hours of overtime freight elevator service free of charge in connection with Tenant's Initial Alteration Work (as hereinafter defined) and move-in to the Premises.

3.06 General Provisions.

(a) Landlord reserves the right, without any liability to Landlord, except as otherwise expressly provided in this Lease, to stop operating any of the Landlord Services or other building systems serving the Premises, and to stop the rendition of any of the other services required of Landlord under this Lease, whenever and for so long as may reasonably be required by reason of alterations or improvements, accidents, emergencies, strikes, the making of repairs or changes which Landlord is required by this Lease or by law to make or in good faith deems necessary, by reason of difficulty in securing proper supplies of fuel, gas, steam, water, electricity, labor or supplies (as applicable), or by reason of any other cause beyond Landlord’s reasonable control. Landlord shall take reasonable steps to minimize any inconvenience to Tenant in connection with such stoppage; provided, however, the foregoing shall not require Landlord to perform any such repairs or changes on an overtime or premium basis.

(b) In the event Landlord shall fail to provide any of the services required to be furnished by Landlord hereunder, then provided (i) such failure was not caused by the acts or omissions of Tenant, its agents, contractors or employees, (ii) such failure is not the result of legal requirements or force majeure conditions, (iii) such failure continues for a period of at least ten (10) consecutive days following the giving of written notice from Tenant to Landlord, (iv) the remedying of such failure is within Landlord’s control, (v) such failure materially impairs Tenant’s access to or use of the Premises, (vi) as a result thereof Tenant actually vacates and closes the Premises for business during such period, and (vii) Tenant is not in default under this Lease, then Tenant’s Fixed Rent and Additional Charges hereunder shall be abated for each day beyond such tenth consecutive day that such failure continues.

(c) To the extent Landlord maintains a Building directory, Tenant shall be entitled to its proportionate share of listings on such directory, and to the extent Landlord maintains tenant listings in the Building’s elevator cabs, Tenant shall be entitled to be included therein.  Tenant shall reimburse to Landlord its out of pocket costs incurred in producing and installing such listings.

3.07 Landlord’s Repair and Maintenance.

Except as otherwise provided in this Lease, Landlord shall, throughout the Lease Term, keep and maintain in good order, condition and repair:

(a) the roof, the exterior and load bearing walls (including exterior windows), the foundation, the structural floor slabs and other structural elements of the Building; and

(b) the common facilities of the Building, including HVAC, plumbing, fire sprinklers (to the extent located outside the Premises) and other Building systems and equipment servicing the Premises (other than any supplementary or accessory HVAC, and telecommunication/computer systems and/or any item of such equipment exclusively serving the Premises) to the perimeter of the Premises.

Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in this Section 3.07, unless expressly otherwise provided in this Lease. Tenant shall promptly give Landlord notice of any damage to the Premises or the Building (whether or not caused by Tenant) or of any defects in any portion thereof or in any fixtures or equipment therein promptly after Tenant first learns thereof. In making any repairs, alterations, additions or improvements in the Premises, Landlord shall, use reasonable efforts to minimize interference with Tenant's use and occupancy of the Premises; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever.

3.08 Tenant’s Repair and Maintenance.

(a) Tenant covenants and agrees that, from and after the date that possession of the Premises is delivered to Tenant and until the end of the Term, Tenant, at its expense, will keep neat and clean and maintain in good order, condition and repair the Premises and every part thereof, and will make all required repairs thereto and/or replacements of portions thereof (including, without limitation, any wiring, pipes or conduits located within the Premises that exclusively service the Premises), excepting only for those repairs or replacements for which Landlord is responsible under the terms Section 3.07 of this Lease. Tenant shall not permit or commit any waste, and, notwithstanding anything to the contrary set forth in Section 3.07, Tenant shall be responsible for the cost of all repairs and replacements to the Premises, the Building and the facilities of the Building, whether ordinary or extraordinary, structural or, non-structural, when necessitated by Tenant's, or its subtenant's or assignee's, moving property in or out of the Building or installation or removal of furniture, fixtures or other property or by the performance by Tenant, or its subtenant or assignee, of any alterations or other work in the Premises, or when necessitated by the acts, omission, misuse, neglect or improper conduct of Tenant, its assignee or subtenant, or its or their agents, employees, contractors or invitees or the use or occupancy or manner of use or occupancy of the Premises other than in accordance with the terms of this Lease. All of said repairs and any restorations or replacements required in connection therewith shall be of a quality and class at least equal to the original work or installations and shall be done in a good and workmanlike manner to the reasonable satisfaction of Landlord.

(b) If repairs or replacements are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make the same forthwith, and (except in cases of emergency, where no notice or demand shall be required) if Tenant refuses or neglects to commence such repairs or replacements within ten (10) days after such demand or to complete the same with reasonable diligence thereafter, Landlord may (but shall not be required to do so) make or cause such repairs or replacements to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant's stock or business by reason thereof. If Landlord makes or causes such repairs or replacements to be made, Tenant agrees that Tenant will forthwith, on demand, pay to Landlord as Additional Charges the cost thereof, together with interest thereon at the Interest Rate.

(c) Tenant shall not install any cooling tower or other air conditioning equipment on the roof of the Premises and/or the Building, nor shall Tenant otherwise pierce the roof for any reason, without Landlord’s prior written consent thereto (which can be withheld in Landlord’s sole discretion). Tenant shall be responsible for all damages to Landlord and other parties caused by or resulting from any such installation or piercing.

Article 4

Leasehold Improvements; Tenant Covenants

4.01 Initial Improvements.

(a) On the Commencement Date, Tenant shall accept the Premises in its “AS IS” condition on such date and Landlord shall not be required to perform any work, pay any work allowance or any other amount or render any services to make the Premises ready for Tenant’s use and occupancy, subject only to Landlord’s performance of Landlord’s Work (as defined below).

(b) Landlord, at Landlord’s expense, shall perform or cause to be performed the work described on EXHIBIT E (“Landlord’s Work”) in accordance with the provisions thereof. Tenant shall be permitted, within thirty (30) days of substantial completion of Landlord’s Work, to submit a list of punch-list items of Landlord’s Work which remain incomplete, and Landlord shall remedy same as soon as reasonably practical thereafter. In the event Tenant takes possession of the Premises for the performance of Alterations or for any other reason during Landlord’s performance of Landlord’s Work, Landlord and Tenant agree to cooperate with each other and to not unreasonably interfere with the performance of Landlord’s Work and any of Tenant’s initial Alterations to the Premises. Tenant acknowledges that the performance by Landlord of Landlord’s Work may disturb Tenant’s quiet enjoyment and access to the Premises, Tenant hereby accepts such conditions as modifications and limitations on its right to use the Premises and hereby waives any and all claims for damages to its property or its business which may be caused by the effects of any such work. All initial improvements which do not constitute Landlord’s Work shall constitute Alterations and shall be performed by Tenant at Tenant’s expense (except as expressly provided in Article 10) in accordance with Section 4.02 and any applicable provisions of EXHIBIT D.

4.02 Alterations.

(a) Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval. Provided Tenant is not in default under this Lease beyond the expiration of the applicable cure period, if any, Landlord shall not unreasonably withhold its approval to any Alteration that is not a Material Alteration. “Material Alteration” means an Alteration that (i) is not limited to the interior of the Premises or which affects the exterior (including the appearance) of the Building, (ii) is structural or affects the strength of the Building, (iii) affects the usage or the proper functioning of any of the Building systems, (iv) requires the consent of any Superior Mortgagee or Superior Lessor or (v) requires a change to the Building’s certificate of occupancy. Landlord’s consent shall not be unreasonably withheld for Tenant’s non-structural Alterations which do not adversely affect Building systems. Landlord agrees to respond to Tenant’s requests for alterations within ten (10) Business Days of Tenant’s written request therefor and submission of all plans and specifications with respect to the proposed Alterations (unless the proposed Alteration is of a nature that Landlord reasonably determines must be reviewed by Landlord’s outside architect or engineer, in which event Landlord shall respond promptly following receipt of input from such architect or engineer). Landlord’s consent shall not be required for carpeting, painting, installing wall coverings and decorating, provided Tenant shall have notified Landlord of the proposed work and Tenant’s proposed contractor at least five (5) Business Days in advance.

(b) Tenant, in connection with any Alteration, shall comply with the Alteration Rules and Regulations set forth as EXHIBIT D attached hereto and any reasonable rules and regulations as may hereafter be from time to time established by Landlord. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Alterations. Landlord’s costs and expenses for reviewing plans and specifications and inspecting Alterations for the Tenant’s Initial Alteration Work shall not exceed $5,000 in the aggregate and Landlord shall not impose any additional construction supervision fee.

(d) Before proceeding with any Alteration that will cost more than $100,000 (exclusive of the costs of decorating work and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Landlord, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form satisfactory to Landlord; each to be equal to 125% of the cost of the Alteration, estimated as set forth above. Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may present the then current letter of credit for payment. Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (w) all New York City Building Department (“Building Department”) sign-offs and inspection certificates and any permits required to be issued by the Building Department or any other governmental entities having jurisdiction thereover, (x) proof evidencing the payment in full for said Alteration, (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration and (z) all submissions required pursuant to Section 1.02(d) of EXHIBIT D attached hereto and all other submissions as may be required by Landlord from time to time, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be returned to Tenant. Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(d) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.

(e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and with the plans and specifications approved by Landlord. Tenant shall use an expediter designated by Landlord in seeking to obtain all such permits and certificates. Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the then standards for the Building established by Landlord. Alterations shall be performed by architects, engineers and contractors reasonably acceptable to Landlord; provided, that any Alterations in or to the systems of the Building shall be performed only by the contractor(s) designated by Landlord. The performance of any Alteration shall not be done in a manner which would create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building, and Tenant shall not resume the performance of such Alteration until such time as such Alteration may be performed in a manner which shall not create such work stoppage, picketing, labor disruption, disharmony or dispute or interference.

(f) Throughout the performance of Alterations, Tenant shall carry worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Superior Lessor and Superior Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g) Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice from Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said thirty (30) day period, Landlord may cancel or discharge the same and, upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within ten (10) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, reasonable attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration, except caused by the gross negligence or willful misconduct of Landlord.

(h) Tenant shall deliver to Landlord, within 30 days after the completion of an Alteration, five (5) sets of “as-built” drawings thereof prepared by Tenant’s architect. During the Term, Tenant shall keep records of Alterations costing in excess of $100,000, including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records.

(i) All Alterations to and Fixtures installed by Tenant in the Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

4.03 Landlord’s and Tenant’s Property.

(a) All fixtures, equipment, improvements and appurtenances attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Premises and shall not be removed by Tenant. All Fixtures constituting Improvements and Betterments shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation be the property of Landlord. “Improvements and Betterments” means (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance) and (ii) all carpeting in the Premises, if applicable.

(b) All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term.

(c) At or before the Expiration Date, or within fifteen (15) days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted to remain, which shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than fifteen (15) days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

(d) Landlord may require Tenant, notwithstanding Section 4.03(a), to remove all or any Fixtures and/or Alterations by written notice to Tenant provided at the time of Landlord’s review and/or approval of any such Fixture and/or Alterations (provided Tenant shall request in writing that Landlord provide such notice). If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within fifteen (15) days thereafter, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.

4.04 Access and Changes to Building.

(a) Landlord reserves the right, at any time, to make such changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor. Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business. Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any subway, any other building or common corridors (as applicable) or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and are not part of the Premises. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

(c) Landlord shall have no liability to Tenant if at any time any windows of the Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by Law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Premises, is temporarily or permanently closed or inoperable.

(d) Landlord shall have the right, without being deemed thereby to evict Tenant from the Premises or any part thereof or otherwise to violate any of the terms of this Lease or any of Tenant's rights hereunder,

(i) to enter and pass through the Premises or any part or parts thereof,

1. to examine the Premises and to show them to the fee owners, Superior Lessor or Superior Mortgagee and to prospective purchasers, mortgagees or lessees of the Building as an entirety,

2. for the purpose of performing such maintenance and making such repairs or changes in or to the Premises or in or to the Building or its facilities as may be provided for or permitted by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by laws and requirements of public authorities,

3. at such times as such entry shall be required by circumstances of emergency affecting the Premises or the Building, provided that in such event, if practicable, Landlord or its agents shall be accompanied by a designated representative of Tenant or a member of the police, fire, water or other municipal department concerned or of a recognized protection company or of a public utility which is concerned, and

4. during the last twelve (12) months of the Term to exhibit the Premises to prospective tenants thereof, and

(ii) to take all materials into and upon the Premises that may be required for any repairs, changes or maintenance and to store the same therein for a reasonable time as reasonably required in connection with the completion of such repairs, changes or maintenance.

(iii) Landlord's rights under this Section 4.04 shall be exercised in such manner as to create the least practicable interference with Tenant's use of the Premises; provided, however, that the foregoing shall not obligate Landlord to perform any work outside of Business Hours. Except in the case of an emergency which makes notice to Tenant impractical, any entry on the Premises by Landlord pursuant to this Section 4.04 shall be made after reasonable notice to Tenant.

4.05 Compliance with Laws.

(a) Tenant, as well as Tenant's agents, officers, directors, shareholders, employees, contractors, subtenants, licensees or assignees, affiliates or subsidiaries, shall comply with all laws, statutes, ordinances, rules, orders, permits, decrees, guidelines, rules, and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time duly in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof. Nothing contained in this Section  4.05 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Premises or the use by Tenant of the Premises for purposes other than normal and customary general office purposes. Tenant shall procure and maintain all licenses and permits required for its business and post the same at the Premises or submit the same to Landlord for inspection from time to time upon demand, and Tenant shall at all times comply with the terms and conditions of each such license and/or permit.

(b) Tenant, as well as Tenant's agents, officers, directors, shareholders, employees, contractors, subtenants, licensees or assignees, affiliates or subsidiaries, shall comply strictly and in all respects with the applicable Laws pertaining to health or the environment (“Applicable Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act (“RCRA”), as each of the foregoing may be amended from time to time. Tenant does hereby, for itself and its heirs, legal representatives, successors and assigns agree to and hereby does indemnify, defend and hold harmless Landlord, and its heirs, legal representatives, successors and assigns, from any and all liabilities, assessments, suits, damages, costs and expenses, reasonable attorneys’ fees and judgments related to or arising out of (a) the breach of any of the agreements of Tenant under this Section 4.05(b), (b) the handling, installation, storage, use, generation, treatment or disposal of Hazardous Materials (as hereinafter defined), including any cleanup, remedial, removal or restoration work required by the Applicable Environmental Laws which is necessitated by Tenant’s violation of the provisions of this Section  4.05 or (c) the assertion of any lien or claim upon the Premises pursuant to the Applicable Environmental Laws which is instituted as a result of any action of Tenant or anyone claiming by or through Tenant and their respective agents and employees. The covenants and agreements of Tenant under this Section 4.05(b) shall survive the expiration or termination of this Lease. As used in this Lease, the term “Hazardous Materials” means any flammables, explosives, radioactive materials, asbestos-containing materials, petroleum products, the group of organic compounds known as polychlorinated byphenyls and other hazardous waste, toxic substances or related materials, including without limitation, substances defined as hazardous substances, hazardous materials, toxic substances or solid waste in CERCLA, the Hazardous Materials Transportation Act and RCRA, as each of the foregoing may be amended from time to time.

(c) Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that it shall be solely responsible, at its expense, to cause the Premises (including any lavatories (as applicable) within the Premises and all entrances and exits to and from the Premises) to be, and to remain throughout the Term, in compliance with the provisions of the Americans With Disabilities Act of 1990 and any municipal laws, ordinances and rules of like import, and any regulations adopted and amendments promulgated pursuant to any of the foregoing (collectively, the "ADA"), and Landlord shall have no obligation whatsoever in connection therewith; provided however, Landlord shall cause the common areas located on any floor of the Premises which constitutes less than the entire floor of the Building, to comply with all applicable laws and/or requirements of public authorities to the extent Landlord receives written notice of such noncompliance from a governmental authority. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of, any notices alleging violations of the ADA relating to any portion of the Premises; any claims made or threatened in writing regarding non-compliance with the ADA and relating to any portion of the Premises; or any governmental or regulatory action or investigations instituted or threatened regarding non-compliance with the ADA and relating to any portion of the Premises. In addition, without Landlord's prior written consent in each instance, no portion of the Premises shall be used in any manner (other than for office purposes), if such manner of use requires that any alterations, changes, additions, improvements or other work be performed or made to any portions of the Building (outside the Premises) or the Land, which consent may be withheld by Landlord in its sole and absolute discretion. If Landlord gives its consent for such manner of use, then, Landlord, at Tenant's sole cost and expense, shall perform or make such alterations, changes, additions, improvements or other work, and Tenant shall pay to Landlord as additional rent the cost and expense incurred or paid by Landlord to perform or make same, within twenty (20) days after Landlord's demand therefor, which demand shall be accompanied by a reasonably detailed statement of the alterations, changes, additions, improvements or other work so performed or made and the cost and expense incurred or paid by Landlord.

(d) Notwithstanding anything to the contrary contained in this Lease, Tenant agrees, at its sole cost and expense, to (a) install a Class E fire safety system within the Premises (the “Class E System”), and (b) connect same to the Building’s Class E fire safety system at the point of connection designated and provided by Landlord using Landlord’s Class E system contractor for the Building, and (c) thereafter maintain the Class E System within the Premises in compliance with all laws or requirements of public authorities. Landlord shall have no obligation whatsoever in connection with any Tenant caused Class E compliance or otherwise in connection with the Class E System within the Premises. Landlord, at Landlord’s sole cost and expense, shall provide one or more connection points to the Class E System sufficient for each floor (as applicable) of the Premises. Landlord’s Class E system contractor for the Building shall provide the necessary service to repair and maintain Tenant’s Class E System in the Premises and Tenant shall pay to Landlord, within twenty (20) days after Landlord’s written demand, as additional rent, the reasonable monthly cost of providing such service to the Premises.

(e) Anything contained in this Lease to the contrary notwithstanding, as part of Tenant’s initial Alterations, Tenant shall perform all work and make all installations necessary in order to fully sprinkler the Premises in compliance with the provisions of Local Law 5 of the New York City Administrative Code, as approved January 18, 1973, as amended from time to time (whether or not the Building is sprinklered or required to be sprinklered by such law).

4.06 Tenant’s Right to Contest.

If Tenant receives notice of any violation of any Law or requirement of public authority or requirement of insurance bodies applicable to the Premises, it shall give prompt notice thereof to Landlord. Tenant may, at its expense, contest the validity or applicability of any such law or requirement of public authority or requirement of insurance bodies by appropriate proceedings prosecuted diligently and in good faith, and may defer compliance therewith, provided that (i) Landlord is not thereby subjected to criminal prosecution or criminal or civil penalty of any nature, (ii) no unsafe or hazardous condition remains unremedied, (iii) the Premises, or any part thereof, shall not be subject to being condemned or vacated by reason of such non-compliance or such contest, (iv) no insurance policy carried in respect of the Project by Landlord is canceled and no premium for any such policy is increased by reason of such non-compliance or such contest, (v) such non-compliance or contest shall not constitute or result in any violation of any Superior Lease or any Superior Mortgage on the Building, and Tenant complies with all requirements of all such Superior Lease or Superior Mortgages including those, if any, relating to the furnishing of security, and (vi) if Landlord so requires, Tenant furnishes to Landlord the bond of a surety company, in form and substance satisfactory to Landlord, in an amount at least equal to one hundred twenty-five percent (125%) of the cost of such compliance (as estimated by Landlord), or such other security reasonably satisfactory in all respects to Landlord. Tenant hereby agrees to indemnify and save Landlord harmless from and against any loss, liability, damage and expense arising out of any such deferral of compliance or contest, including, without limitation, reasonable attorneys' fees and disbursements and other expenses reasonably incurred by Landlord, and Tenant shall keep Landlord advised as to all settlements of such contest. Landlord agrees to execute any document reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided Landlord is not thereby subjected to any cost or expense or exposed to any liability or obligation on account thereof.

4.07 Operating Covenants.

(a) Tenant shall not place or install any logo, lettering or other signage on the exterior of the Building, nor shall Tenant place in any windows, entrance doors or any other area visible to the public view from the outside of the Building or from the outside of the Premises, any such signage, without first obtaining in each instance Landlord’s prior consent. Tenant shall promptly remove any signage which has been installed without Landlord’s prior consent if Landlord shall object thereto. Subject to Landlord’s prior written consent, which shall be granted in Landlord’s reasonable discretion, Tenant shall have the right to install Building-standard identifying signage on the entrance door to the Premises and on the back wall of the elevator bank on the floor that the Premises is located. So long as a building directory is maintained in the lobby of the Building, Landlord shall include the name of Tenant on such lobby directory. If Landlord shall consent to requested proposed signage or advertising by Tenant, no change in the composition, dimensions or content of such signage or advertising may thereafter be made without first obtaining Landlord’s consent in each instance. On the expiration or sooner termination of the Term, Tenant shall (i) promptly remove all signage installed or displayed by Tenant, and (ii) promptly repair in a good and workmanlike manner in conformity with Laws and all applicable provisions of this Lease, all damage to the Building caused by such removal.

(b) All ceiling heights, draperies, and other installations affecting the appearance of the Building, or which are visible from the exterior or lobby shall be subject to the prior approval of Landlord; provided, that, if such installation is more than decorative in nature, such installation shall be subject to the provisions of Section 4.02.

(c) Tenant shall cause the Premises to be free at all times of all vermin and insects. Tenant shall take all reasonable precautions that Landlord deems necessary to prevent any such vermin or insects from existing in the Premises or permeating into other parts of the Building. Without limiting the foregoing, if any vermin or insects are reasonably suspected of being located in the Premises, Tenant shall, at its sole cost and expense, hire a reputable extermination company to provide exterminating services to the Premises on a monthly basis (or as frequently as Landlord shall direct in its reasonable judgment). Tenant agrees that such extermination company shall be subject to Landlord’s reasonable approval.

(d) Tenant shall keep the fixtures, furnishings, decorations and equipment in the Premises in reasonably good order and repair so as to preserve the good appearance of the Premises.

(e) Tenant shall not install, place or permit any awning, antenna or other projection on the outside walls of the Premises.

(f) Tenant shall not suffer or permit the delivery, removal or pickup of merchandise, food, beverages, garbage, inventory, goods, machinery, or fixtures, through the Building lobby at any time, except as otherwise expressly permitted by Landlord. Tenant shall have deliveries to and from the Premises made at such times as Landlord shall reasonably direct in writing and otherwise in accordance with such rules and regulations of Landlord governing such deliveries.

(g) No auction or special sale such as a fire, bankruptcy or going out of business sale shall be carried on in the Premises nor any other sales other than such sales as are incident to the normal routine of Tenant’s business with its regular clientele.

(h) Tenant shall not use, play or operate or permit to be used, played or operated any loudspeaker, sound making or sound reproducing device in the Premises, except in such manner and under such conditions so that no sound shall be heard outside of the Premises, and observe, comply with and adopt such means and precautions as Landlord may from time to time request in such connection.

(i) Tenant shall, at its sole expense, clean and maintain the interior of the Premises to the reasonable satisfaction of Landlord.

(j) Tenant shall conduct its activities in the Premises (including, without limitation, any Alterations), in such a manner that does not create any noise, odors or vibrations which, in Landlord's discretion would reasonably impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

4.08 Self-Help.

If Tenant fails to make any payment or perform any of its obligations under this Lease, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may make such payment or perform the same at the expense of Tenant (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable notice and grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to the Curing Party (as Additional Charges) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 10 days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond. “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York plus four percent (4%), and (ii) the maximum rate permitted by law.

Article 5

Assignment and Subletting

5.01 Landlord’s Consent Required.

(a) Except as specifically permitted by this Article 5, Tenant shall not, by operation of law or otherwise, assign, mortgage or encumber this Lease, or sublet or permit the Premises or any part thereof to be used by others. If and so long as Tenant does not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to Section 5.01(b) hereof, an assignment, within the meaning of this Article 5, shall be deemed to include a transfer (however accomplished, whether in a single transaction or in a series of unrelated transactions) of stock (or any other mechanism such as the issuance of additional stock, a stock voting agreement, or changes in class or classes of stock) which results in a change of control of Tenant (or any subtenant) , and (ii) a transfer (by one or more transfers) of an interest in the distributions of profits and losses of any partnership or joint venture (or any other mechanism such as the creation of additional general partnership or limited partnership interests) which results in a change of control of Tenant (or any subtenant) shall be deemed an assignment of this Lease. For purposes of this Section 5.01, the term “control” shall mean (1) ownership or voting control, directly or indirectly, of fifty (50%) percent or more of the outstanding voting stock of a corporation or other majority equity interest if Tenant is not a corporation, or (2) an interest which includes the ability to control the management of the applicable entity, including without limitation, a general partner interest.  In addition, the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, shall be deemed to be an assignment within the meaning of this Article 5 (subject, however, to Section 5.01(b)).

(b) Anything in the foregoing Section 5.01(a) to the contrary notwithstanding, transactions with an entity (i) into or with which Tenant is merged or consolidated, (ii) to which all or substantially all of Tenant's assets (including this Lease) or stock are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant, shall not be deemed to be an assignment or subletting within the meaning of this Article 5; provided that, with respect to transactions described in clause (i) or clause (ii) above: (A) the successor to Tenant has a net worth computed in a manner consistent with generally accepted accounting principles consistently applied at least equal to twenty-five (25) times the aggregate annual Fixed Rent then payable under this Lease, and (B) proof reasonably satisfactory to Landlord of such net worth, creditworthiness and earnings shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and provided that, with respect to transactions described in clause (i), (ii) or (iii) above: (1) the successor to Tenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to assume and be bound by all the obligations of Tenant hereunder, (2) in no event shall Tenant be released from its obligations under this Lease, and Tenant and the successor to Tenant shall be jointly and severally liable for the Tenant's obligations under this Lease, (3) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant's interest in this Lease, and (4) Tenant shall reimburse Landlord on demand for any costs including, without limitation, reasonable legal costs, incurred by Landlord in connection with such transaction.

5.02 Offer Notice.

(a) If Tenant shall have received and negotiated a bona fide written offer from an independent third party which it desires to accept to sublet all or any part of the Premises or to assign this Lease, Tenant shall submit to Landlord a notice (any such notice being hereinafter called an "Offer Notice") containing the following items:

(i) the name and address of the proposed subtenant or assignee and a brief description of such person's or entity's business, current financial information in respect of such person or entity (including, without limitation, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant if such person or entity does not publicly report its financial statements), the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker, and any other information reasonably requested by Landlord; and

(ii) a copy of the executed offer which shall contain a description of all of the material economic terms and conditions of the proposed subletting or assignment (including, without limitation, with respect to a subletting, a description of the portion of the Premises proposed to be sublet, the proposed fixed rent, additional rent, base amounts or years, if any, free rent and other concessions, if any, the term, the party responsible for the cost of physical separation, and other similar, material proposed terms and conditions), and the effective date of which shall be at least thirty (30) Business Days but not more than ninety (90) Business Days after the date of the giving of such notice, and which shall be conditioned on Landlord's consent thereto and which shall comply with the provisions of Section 5.05; and

(iii) the terms of all other agreements, if any, relating to the proposed assignment or sublease and, if not fully disclosed by such offer, a statement of all consideration to be received by Tenant for or in connection with such assignment or sublease (including, without limitation, any payment to be made for Tenant's Property, Tenant’s Betterments and Improvements) and the terms of payment therefor.

(b) If Tenant desires to sublet all or any part of the Premises or to assign this Lease but Tenant shall not have received and negotiated a bona fide written offer from an independent third party, Tenant shall have the right to submit an Offer Notice to Landlord containing only the following items:

(i) to the extent known or ascertainable by Tenant, the name and address of the proposed subtenant or assignee and a brief description of such person's or entity's business, current financial information in respect of such person or entity (including, without limitation, its most recent balance sheet and income statements certified by its chief financial officer or a certified public accountant (if such person or entity does not publicly report its financial statements) or other information reasonably satisfactory to Landlord), the identity of any broker entitled to a commission in respect of such subletting or assignment and the commission, if any, payable to such broker, and any other information reasonably requested by Landlord; and

(ii) a description of all of the material economic terms and conditions of the proposed subletting or assignment (including, without limitation, with respect to a subletting, a description of the portion of the Premises proposed to be sublet, the proposed fixed rent, additional rent, base amounts or years, if any, free rent and other concessions, if any, the term, the party responsible for the cost of physical separation, and other similar, material proposed terms and conditions) setting forth all consideration to be received by Tenant for or in connection with such subletting or assignment (including, without limitation, any payment to be made for Tenant's Property or leasehold improvements) and the terms of payment therefor.

If Tenant shall thereafter receive and negotiate a bona fide written offer from an independent third party, Tenant shall have the right to submit an Offer Notice in accordance with Section 5.02(a) above.

5.03 Intentionally Omitted.

5.04 Landlord’s Right to Terminate.

(a) Upon receipt of any Offer Notice in which Tenant proposes to assign this Lease (which shall include, for purposes of this Section 5.04, a proposed subletting of all or substantially all of the Premises for the entire or substantially the entire remaining Lease Term), or in which Tenant proposes to sublet less than substantially all of the Premises for the entire or substantially the entire remaining Lease Term, then and in such event Landlord shall have the right, exercisable by notice to Tenant given within thirty (30) days after Landlord receives Tenant's Offer Notice if such Offer Notice is based on a bona fide written offer from an independent third party, or within sixty (60) days after receipt of such Offer Notice if such Offer Notice is not based on a bona fide written offer from an independent third party, and in addition to the other rights granted Landlord under this Article 5, (i) in the case of an assignment, to terminate this Lease, in which event this Lease shall terminate on the date fixed in Landlord's notice, which shall not be less than sixty (60) nor more than ninety (90) days after the giving of such notice, with the same force and effect as if the termination date fixed in Landlord's notice were the date originally fixed in this Lease as the Expiration Date, or (ii) in the case of a subletting of less than substantially all of the Premises, to terminate this Lease with respect to the space proposed by Tenant to be sublet, in which event on the date fixed in Landlord's notice, which shall not be less than forty-five (45) nor more than ninety (90) days after the giving of such notice, such space shall no longer be part of the Premises or covered by this Lease and the rentable area of the Premises, the Annual Fixed Rent and Tenant's Tax Share shall be appropriately reduced.

(b) In the event that Tenant assigns this Lease or subleases the whole or any part of the Premises in violation of the provisions of this Lease, then, in addition to and without limiting any of Landlord’s rights and remedies on account of the resulting default hereunder by Tenant, Landlord shall have the right, without regard to whether Landlord’s withholding its consent to such assignment or subletting would be construed to be unreasonable, to terminate this Lease by giving Tenant thirty (30) days’ notice of Landlord’s desire to do so, in which event this Lease shall terminate on the date specified by Landlord in such notice all as if such date specified in this Lease as the Expiration Date.

5.05 Conditions on Subletting.

If Landlord does not exercise any option granted to Landlord by Section 5.04 with respect to a proposed sublease which is the subject of an Offer Notice, Landlord agrees that Landlord will not unreasonably withhold or delay its consent to such proposed sublease provided that the instrument of sublease or assignment conforms to the Offer Notice and the following further conditions shall be satisfied:

(a) the Premises or any part thereof shall not, without Landlord's prior consent, have been listed or otherwise publicly advertised for subletting at a rental rate less than the rental rate being sought by Landlord for space in the Building provided that Landlord shall, within ten (10) days after Tenant so requests, have informed Tenant of the rental rate being sought by Landlord for such space, and all advertisements of the Premises or any portion thereof for subletting shall have been approved by Landlord, which approval shall not be unreasonably withheld (other than in respect of an advertisement or listing containing a rental rate that is less than the rental rate then being sought by Landlord). The foregoing, however, shall not be deemed to prohibit Tenant from negotiating or consummating a sublease at a lower rental rate;

(b) Tenant shall not then be in default under this Lease with respect to any monetary obligations and shall not otherwise be in default under this Lease beyond the time herein provided, if any, to cure such default;

(c) the proposed subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Premises or portion thereof to be sublet in a manner, in keeping with the standards in such respect of the other tenancies in the Building;

(d) the proposed subtenant or any affiliate of the proposed subtenant shall not then be a tenant, subtenant or assignee of any space in the Building, nor shall the proposed subtenant or any affiliate of the proposed subtenant be a person or entity with whom Landlord is then actively negotiating to lease space in the Building;

(e) the proposed subtenant shall not occupy and use or propose to occupy and use the Premises for any purpose prohibited under this Lease;

(f) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant shall not (i) be likely to increase Landlord's operating expenses beyond that which Landlord now incurs for use by Tenant; (ii) increase the burden on elevators or other Building systems over the burden prior to such proposed subletting; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises;

(g) any proposed sublease shall state that it is expressly subject to all of the obligations of Tenant under this Lease and shall contain the further condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance;

(h) any proposed sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of the termination of this Lease, or the re-entry or dispossession of Tenant by Landlord under this Lease, such subtenant shall, at Landlord's option, attorn to Landlord as its sublessor pursuant to the then applicable terms of such sublease for the remaining term thereof, except that Landlord shall not be (i) liable for any previous act or omission of Tenant as sublessor under such sublease, (ii) subject to any offset which theretofore accrued to such subtenant against Tenant, or (iii) bound by any previous modification of such sublease not consented to in writing by Landlord or by any previous prepayment of rent more than one month in advance;

(i) no subletting shall be for a term of less than two (2) years (provided, however, that if less than two (2) years remains in the Lease Term, such sublease may be for the balance of the Lease Term);

(j) in no event shall there be more than two (2) occupants (including Tenant) in the Premises;

(k) Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with said sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed subtenant and reasonable legal costs incurred in connection with the granting of any consent;

(l) intentionally omitted;

(m) the net worth and creditworthiness of the proposed subtenant shall be satisfactory to Landlord, in Landlord’s reasonable business judgment;

(n) the quality of the operation of the proposed subtenant is, in Landlord’s reasonable judgment, consistent with the first-class nature of the Building; and

(o) the proposed subtenant will not cause a violation of another lease for space in the Building, or give another tenant a right to a reduction in rent or to terminate its lease.

Tenant agrees to furnish Landlord such information in addition to the information set forth in the Offer Notice as Landlord may reasonably request in connection with the proposed sublease or assignment.

5.06 Consent to Assignment; Landlord May Collect Rent From Assignee.

If Landlord does not exercise its option provided for in Section 5.04 with respect to a proposed assignment of this Lease, Tenant shall nevertheless not have the right to proceed with such assignment without Landlord's prior written consent, which consent shall not be unreasonably withheld or delayed provided the conditions of Section 5.05 shall apply, insofar as applicable, to an assignment of this Lease. Landlord shall respond to Tenant’s request for consent to an assignment or subletting within thirty (30) days after receipt of Tenant’s Offer Notice. If this Lease shall be assigned, or if the Premises or any part thereof be sublet or occupied by any person or persons other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection of rent shall be deemed a waiver of the covenants in this Article 5, nor shall it be deemed acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release of Tenant from the full performance by Tenant of all the terms, conditions and covenants of this Lease.

5.07 Assumption of Lease.

Each permitted assignee or transferee shall assume and be deemed to have assumed the obligations of Tenant under this Lease to be performed, or arising or accruing, on and after the effective date of such assignment or transfer and shall be and remain liable jointly and severally with Tenant for the payment of Fixed Rent and Additional Charges, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant's part to be performed for the Term. No assignment shall be binding on Landlord unless such assignee or Tenant shall deliver to Landlord a duplicate original of the instrument of assignment which contains a covenant of assumption by the assignee of all of the obligations aforesaid and shall obtain from Landlord the aforesaid written consent, prior thereto. No assignment in whole or in part of this Lease shall release Tenant or any assignee of Tenant of its continuing liability under this Lease. Tenant shall reimburse Landlord on demand for any costs that may be incurred by Landlord in connection with any such assignment, including, without limitation, costs of the nature described in Section 5.05(k).

5.08 Tenant’s Indemnification.

If Landlord shall fail or refuse to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options set forth in Section 5.04, Tenant shall indemnify and hold harmless Landlord from and against any and all loss, liability, costs and expenses (including, without limitation, reasonable attorneys' fees) asserted against, imposed upon or incurred by Landlord by reason of any claims made against Landlord by the proposed assignee or sublessee or by any brokers, finders or other persons for commissions or other compensation in connection with the proposed assignment or sublease.

5.09 Time Limitation; Amendments.

If Landlord grants its consent to an assignment or sublease and such assignment or sublease does not become effective for any reason within sixty (60) days after the granting of such consent, or if such assignment or sublease is modified or amended prior to its becoming effective, then and in either such event Landlord's consent shall be deemed to have been withdrawn and Tenant shall not have the right to assign this Lease or to sublease all or any portion of the Premises without once again complying with all of the provisions and conditions of Sections 5.01, 5.02, 5.04, 5.05 and 5.06. In no event shall Tenant agree to modify or amend, any sublease to which Landlord has consented without Landlord's prior written consent, which shall be granted or withheld as provided in this Lease.

5.10 Additional Charges Due Upon Assignment or Subletting.

If Landlord shall not exercise any of its options set forth in Section 5.04 and shall give its consent to any assignment of this Lease or to any sublease, Tenant shall, as consideration therefor, pay to Landlord as Additional Charges the following amounts:

(a) in the case of any assignment, an amount equal to fifty percent (50%) of all sums and other considerations paid to or for the benefit of Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of any of Tenant’s Property or Tenant’s Improvements and Betterments, reduced (but not below zero) by the net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns) and further reduced (but not below zero), by the following expenses actually paid by Tenant to unrelated third parties: (i) the reasonable out-of-pocket legal fees and expenses and customary real estate brokerage commissions in connection with the assignment, (ii) the reasonable cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such assignment, but in no event to include costs expended for Tenant's Initial Alterations or any subsequent Alterations, and (iii) any work allowance or other monetary concession actually paid by Tenant to the assignee; or

(b) in the case of a sublease: (i) fifty percent (50%) of the excess, if any, of (x) any rents, additional charges or other consideration payable under the sublease or any agreement relating thereto to or for the benefit of Tenant by the subtenant over (y) the rents accruing during the term of the sublease in respect of and allocable to the sublease space pursuant to the terms of this Lease, plus, (ii) if in connection with any such sublease Tenant is to receive an amount from the subtenant for the sale of Tenant's Property or Tenant’s Improvements and Betterments, fifty percent (50%) of such amount remaining after reduction, (but not below zero), by the net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns, less (iii) the following expenses actually paid by Tenant to unrelated third parties: (A) the reasonable out-of-pocket legal fees and expenses and customary real estate brokerage commissions in connection with the subletting, (B) the reasonable cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the sublease space for such subletting, but in no event to include costs expended for Tenant's Initial Alterations or any subsequent Alterations, and (C) any work allowance or other monetary concession actually paid by Tenant to the subtenant (the "Sublease Transaction Expenses"), which Sublease Transaction Expenses shall be amortized on a straight-line basis over the term of the sublease, without interest, and deducted from the amount payable to Landlord on a monthly basis, with such deduction to be calculated by dividing the Sublease Transaction Expenses by the number of months of the term of the sublease.

Amounts due to Landlord pursuant to this Section 5.10 shall be paid to Landlord as Additional Charges at the time such payments are payable by the assignee or subtenant to Tenant. Notwithstanding anything to the contrary herein, this Section 5.10 shall not be applicable to any transaction permitted under Section 5.01(b) hereof.

5.11 Liability Not Discharged.

The joint and several liability of Tenant and any assignee or successor of Tenant under this Lease, or any guarantor of Tenant's obligations under this Lease, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord modifying any of the obligations contained in this Lease, or by any waiver or failure by Landlord to enforce any of the obligations of this Lease, but in no event shall Tenant's continued liability exceed what its continuing liability would have been had the Lease not been modified except for those modifications, if any, which were consented to by Tenant.

5.12 Effect of Listing of Names.

The listing of any name other than Tenant on the door of the Premises, on any Building directory or otherwise shall not operate to vest any right or interest in this Lease or in the Premises in any other person or entity, nor shall such listing be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Premises or any portion thereof or to the use or occupancy of the Premises or any portion thereof by others.

Article 6

Subordination; Default; Indemnity

6.01 Subordination.

(a) This Lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein and to any amendment, modification, supplement, renewal or extension thereof. The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”. Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this Lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this Lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any Successor Landlord shall not be (i) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (ii) liable for the return of any monies paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such monies or deposits are delivered to such Successor Landlord; (iii) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (iv) bound by any Rent which Tenant might have paid for more than one (1) month in advance to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (v) bound by any covenant to perform or complete any construction in connection with the Project or the Premises or to pay any sums to Tenant in connection therewith; or (vi) bound by any waiver or forbearance under, or any amendment, modification, abridgement, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this Lease, then each such mortgagee or lessor shall have an additional thirty (30) days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such thirty (30) days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this Lease or any other right or remedy, except as may be otherwise expressly provided for in this Lease.

6.02 Estoppel.

Tenant shall, at any time and from time to time, within ten (10) Business Days after request by Landlord, execute, acknowledge and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement in the form attached as EXHIBIT F hereto, certifying the information set forth in EXHIBIT F hereto, as well as such additional information as Landlord may reasonably request. Any such statement shall be binding upon Tenant and may be relied upon by Landlord and by any prospective purchaser of the Building or any part thereof or of the interest of Landlord in any part thereof, by any mortgagee or prospective mortgagee thereof, by any lessor or prospective lessor thereof, by any lessee or prospective lessee thereof, or by any prospective assignee of any mortgage thereof.

  6.03 Default. This Lease and the term and estate hereby granted are subject to the limitation that:

(a) if Tenant defaults in the payment of any Rent, and such default continues for five (5) Business Days after Landlord gives to Tenant a notice specifying such default, provided, however, that if two such notices are given in any twelve (12) consecutive month period, then Tenant waives the right, and shall have no further right, to notice of any further default in the payment of any Rent, until such time as each and every payment of Rent has been made on or before the due date therefor for a period of twelve (12) consecutive months, or

(b) if Tenant defaults in the keeping, observance or performance of any covenant or agreement, and if such default continues and is not cured within twenty (20) days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of twenty (20) days, if Tenant shall not immediately upon the receipt of such notice, (i) advise Landlord of Tenant’s intention duly to institute all steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

(c) if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as expressly permitted by Article 5, or

(d) if Tenant shall vacate or abandon the Premises (and the fact that any of Tenant’s Property remains in the Premises shall not be evidence that Tenant has not vacated or abandoned the Premises), or

(e) if Tenant or any affiliate of Tenant defaults under any other lease with Landlord or any affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease, or

(f) if a default of the kind set forth in Sections 6.03(b) or 6.03(g) shall occur and have been cured, and if a similar default shall occur more than twice within the next 365 days, whether or not such similar defaults are cured within the applicable grace period, or

(g) if a default in the keeping, observance or performance of any covenant or agreement under Section 4.02(g) hereof occurs and if such default continues and is not cured within five (5) days after Landlord gives to Tenant a notice specifying the same, or

(h) if Tenant fails to deliver to Landlord any Letter of Credit (including, without limitation, the Offering Space Letter of Credit or the Put Premises Letter of Credit), within the time periods required under this Lease, or

(i) intentionally omitted, or

(j) intentionally omitted, or

(k) if Tenant shall (A) suspend or discontinue its business, (B) make a general assignment for the benefit of creditors, (C) admit in writing its inability to pay its debts as they become due, (D) file a voluntary petition in bankruptcy, (E) become insolvent, (F) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (G) petition or apply for any receiver, custodian or any trustee for any substantial part of its property or (H) take any formal action for the purpose of effecting any of the foregoing or looking to its liquidation or winding up, or

(l) if an order for relief is entered under any bankruptcy or similar law or any other decree or order is entered by a court of competent jurisdiction (i) adjudicating Tenant bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Tenant, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Tenant or of any substantial part of its property, or (iv) ordering the winding up or liquidation of the affairs of Tenant, and any such decree or order continues unstayed and in effect for a period of ninety (90) days, or

(m) if a default in the keeping, observance or performance of any covenant or agreement under Section 4.07 hereof occurs and if such default continues and is not cured within five (5) Business Days after Landlord gives to Tenant a notice specifying the same (provided, however, that if the specified default is of a nature that the same cannot be completely cured within such five (5) Business Days period, then such failure shall not be deemed a default if Tenant shall have commenced curing such default within such 5-Business Day period and have proceeded to remedy such default with reasonable diligence and in good faith), then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of five (5) Business Days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such five (5) Business Days with the same effect as if the last of such five (5) Business Days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04 Re-entry by Landlord.  If Tenant defaults in the payment of any Rent and such default continues for the five (5) Business Days referred to in Section 6.03(a), or if this Lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05 Damages. If this Lease is terminated under Section 6.03, or if Landlord re-enters the Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a) a sum which, at the time of such termination, represents the then value of the excess, if any, of (1) the aggregate of the Rent which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this Section 6.05(a) the amount of Additional Charges which would have been payable by Tenant under Sections 2.04 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(b) sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated or had Landlord not re-entered the Premises, payable upon the due dates therefor specified in this Lease, plus interest at the Interest Rate on the amount unpaid, computed from the date such payment became due and payable to and including the date of payment and a late payment charge equal to five percent (5%) of the unpaid amount; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease and of re-entering the Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering, preparing and improving the Premises for new tenants, brokers’ commissions, legal, design and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, as well as the unamortized amount of Landlord’s costs to alter, prepare and improve the Premises for Tenant and brokerage commissions, legal, design and all other expenses in connection with this Lease, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination or re-entry.

6.06 Other Remedies. Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this Lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this Lease.

6.07 Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to seek an injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled, and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09 No Waiver. Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10 Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this Lease, Tenant shall (a) pay as holdover rental for each month of the holdover tenancy an amount equal to 200% of the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term; and (b) be liable to Landlord for and indemnify Landlord against (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant, (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant and (iii) any claim for damages by any New Tenant. No holding over by Tenant after the Term shall operate to extend the Term. Notwithstanding the foregoing, the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11 Attorneys’ Fees. If Landlord places the enforcement of this Lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, reimburse Landlord for Landlord’s reasonable attorneys’ fees and disbursements and court costs.

6.12 Non-Liability and Indemnification.

(a) Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; (ii) any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Building, or caused by operations in construction of any private, public or quasi-public work or by reason of any repairs, maintenance, alterations to the Building or any property adjacent to the Building, (iii) any loss, injury or damage described in clause (i) above caused by fire or other casualty, or (iv) even if negligent, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein; provided, that, in respect of clauses (i) and (ii) hereof, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, such clauses (i) and (ii) shall not be deemed to relieve Landlord of any liability to the extent resulting from the negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building

(b) Except as otherwise expressly set forth in this Lease, this Lease and the obligation of Tenant to pay Rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall not be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or because Landlord is unable to make, or is delayed in making, any repairs, additions, alterations, improvements or decorations to be made by it under this Lease or is unable to supply or is delayed in supplying any equipment or fixtures to be supplied by it under this Lease, if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or by accident, or by any cause whatsoever beyond Landlord's control, including, but not limited to, laws, governmental preemption in connection with a national emergency or by reason of any Laws or by reason of failure of any building systems in the Building, or by reason of the conditions of supply and demand which have been or are affected by war, terrorism or other emergency.

(c) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect member, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created, in or about the Premises, (ii) any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect member, partners, directors, officers, shareholders, principals, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises, (iv) any default by Tenant in the performance of Tenant’s obligations under this Lease and (v) any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Sections 5.04 or 5.06, as applicable); together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 below applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

Article 7

INSURANCE; CASUALTY; CONDEMNATION

7.01 Compliance with Insurance Standards.

(a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Project and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Premises, which would subject Landlord, any Superior Lessor or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Project over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Project in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Project.

(b) If, by reason of (i) the use of the Premises or areas outside of the Premises (both inside and outside of the Building) by Tenant and its customers or invitees or (ii) any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Project shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Project or the Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Project or the Premises, as the case may be, shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Project or the Premises, as the case may be.

7.02 Tenant’s Insurance. Tenant shall maintain at all times during the Term (a) “all risk” property insurance covering all present and future Tenant’s Property, Fixtures and Tenant’s Improvements and Betterments to a limit of not less than the full replacement cost thereof, (b) intentionally omitted, (c) plate glass insurance covering all plate glass in the Premises, (d) boiler and machinery insurance, if there is a boiler, supplementary air conditioner or pressure object or similar equipment in the Premises, with Landlord, its managing agent, and any Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than such amount as is necessary, in Landlord’s reasonable determination, to replace any such boiler, supplementary air conditioner or pressure object or similar equipment, (e) commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, in respect of the Premises and the conduct or operation of business therein, with Landlord and its managing agent, if any, and each Superior Lessor and Superior Mortgagee whose name and address shall have been furnished to Tenant, as additional insureds, with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, (f) Worker’s Compensation insurance meeting all state requirements and Employers Liability, (g) Auto liability insurance not less than $1,000,000 combined single limit, (h) Umbrella insurance excess of all liability insurance above not less than $4,000,000 and (i) when Alterations are in process, the insurance specified in Section 4.02(f) hereof. The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least one (1) day prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds (i) such renewal policy or a certificate thereof promptly after Tenant’s receipt thereof, and (ii) if Tenant is unable to deliver to Landlord such renewal policy or a certificate thereof at least thirty (30) days before the expiration of any existing policy, Tenant shall deliver to Landlord other evidence reasonably satisfactory to Landlord confirming that such insurance policy was in fact renewed. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A-/VIII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be cancelled, allowed to lapse or modified unless Landlord and any additional insureds are given at least thirty (30) days’ prior written notice of such cancellation, lapse or modification. All policies shall be primary and non-contributory with respect to any insurance carried by an additional insured. The proceeds of policies providing “all risk” property insurance of Tenant’s Property, Fixtures and Improvements and Betterments shall be payable to Landlord, Tenant and each Superior Lessor and Superior Mortgagee as their interests may appear. Tenant shall provide reasonable cooperation to Landlord in connection with the collection of any insurance monies that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance monies. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased to the prevailing level customarily carried with respect to similar properties in New York City.

7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Building in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party. Each party hereby releases the other party with respect to any claim (including a claim for negligence or willful misconduct) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.

7.04 Condemnation.

(a) If there shall be a total taking of the Building in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Building (whether or not the Premises are affected by such taking), then Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within thirty (30) days after the date of taking of possession by the condemning authority. If there shall be a taking of the Premises of such scope (but in no event less than 20% thereof) that Tenant would not be able to operate its business in the untaken part of the Premises, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within thirty (30) days after the date of taking of possession by the condemning authority unless Landlord is able to provide additional space to offset the loss to be less than 20% thereof. If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b) In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term and do not reduce the amount available to Landlord or materially delay the payment thereof.

(c) If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this Lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05 Casualty.

(a) Tenant shall give immediate notice to Landlord in case of fire or other casualty in the Premises. If (a) so much of the Building is damaged or rendered untenantable (whether or not the Premises or a portion thereof shall be damaged) by fire or other cause that Landlord shall reasonably determine not to restore the same or to demolish the remainder thereof; or (b) if the Premises shall suffer damage or be rendered untenantable by fire or other casualty and Landlord shall determine (i) that such portion of the Premises cannot be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of eighteen (18) months after the occurrence of such damage or destruction or (ii) that each Superior Lessor and Superior Mortgagee will not permit Landlord to apply the net proceeds of Landlord's insurance to the restoration of the Building or the Premises, then and in any such event Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days of the occurrence of such fire or other casualty. If either (y) the Premises shall be totally or substantially damaged or rendered wholly or substantially untenantable (whether or not any other portions of the Building shall be damaged) or (z) the Building shall be substantially damaged, so that Tenant's access to and use and enjoyment of the Premises shall be rendered substantially impossible, whether or not the Premises shall be damaged, and in case of either (y) or (z) Landlord reasonably determines that the same cannot reasonably be expected to be restored or rendered tenantable under a normal working schedule within a period of twelve (12) months after the occurrence of such damage or destruction, then Landlord shall promptly notify Tenant of such fact, and within thirty (30) days thereafter either Landlord or Tenant may terminate this Lease by notice to the other party. If during the last year of the Term the Building or the Premises shall be damaged by fire or casualty, and if such fire or casualty damage, whether to the Premises or the Building, cannot reasonably be expected to be repaired or restored within one hundred eighty (180) days from the time that repair or restoration work would commence or prior to the Expiration Date, whichever first occurs, then Landlord shall promptly notify Tenant of such fact, and Landlord or Tenant shall have the right, by giving notice to the other not later than thirty (30) days thereafter, to terminate this Lease. If either Landlord or Tenant shall give notice of termination pursuant to this Section 7.05, the Term shall expire by lapse of time upon the date which is thirty (30) days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions provided for in this Section 7.05, Tenant's liability for rent shall cease as of the date of such termination, subject, however, to abatement thereof between the date of such casualty and the date of such termination pursuant to Section 7.05(b) below. Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law or any like law which may hereafter be enacted and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof, this Article being an express agreement governing any case of damage or destruction of the Premises by fire or other casualty.

(b) If the Building or any portion thereof is damaged by fire or other casualty and this Lease is not terminated pursuant to Section 7.05(a), Landlord, promptly after such damage and the determination of the net amount of insurance proceeds available, shall use due diligence to restore the Premises and the Building as nearly as possible to their condition prior to such fire or other casualty. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds made available to Landlord after deduction therefrom of Landlord's expenses in obtaining such proceeds and any amounts applied by any Superior Lessor or Superior Mortgagee to obligations other than restoration of the Building. In no event shall Landlord be obligated to repair or restore any Tenant's work, any Alterations, Tenant's Property or Tenant’s Improvements and Betterments.

Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within twelve (12) months from the date of the casualty (such period to be subject, however, to extension where the delay in completion of such work is due to causes beyond Landlord's reasonable control (but in no event beyond eighteen (18) months from the date of the casualty)), Tenant shall have the right to terminate this Lease at any time after the expiration of such 12-month period (as may be extended) but prior to the time that the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after such notice is given, with the same force and effect as if such date were the date originally established as the Expiration Date hereof unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant's notice of termination shall be of no force and effect and this Lease and the Term shall continue in full force and effect.

(c) Until this Lease is terminated pursuant to Section 7.05(a) or the restoration work has been completed pursuant to Section 7.05(b), the Fixed Rent and Tenant's Tax Payment shall be apportioned or adjusted according to the part of the Premises which is usable by Tenant. No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building. If rent abates in respect of all or any portion of the Premises and Tenant reoccupies the Premises or such portion, thereof, or any part thereof, for the conduct of Tenant's business operations during the period in which restoration work is taking place and prior to the date that the same is made completely tenantable, the Fixed Rent allocated to the space so reoccupied shall be payable, and Tenant's Tax Share shall increase by the portion thereof allocable to such space, from the date which is five (5) Business Days after notice from Landlord that such space is ready for reoccupancy. Notwithstanding anything in this Section 7.05 to the contrary, if Landlord shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) payable by reason of any damage to the Building or the Premises under Landlord's insurance policies by reason of any action or inaction by Tenant or failure by Tenant to comply with any of the provisions of this Lease, then without prejudice to any other remedy which may be available against Tenant, the abatement of rent provided for in this Section 7.05(c) shall not be effective to the extent of the uncollected insurance proceeds, and the amount of any abatement theretofore taken by Tenant shall be immediately payable to Landlord on demand.

(d) Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within thirty (30) days from the time that repair work would commence, Landlord may, at its election, terminate the Term by notice to Tenant given within thirty (30) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date hereof.

(e) Landlord will not carry insurance of any kind on any Tenant’s work, Alterations, Tenant's Property or Tenant's Improvements and Betterments and shall not be obligated to repair any damage thereto or to replace the same.

Article 8

Miscellaneous Provisions

8.01 Notice. All notices, demands, consents, approvals, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall be in writing and shall be delivered by (a) personal delivery, (b) facsimile transmission if notice is simultaneously given by one of the other methods herein (and provided the sender’s facsimile machine confirms complete and error-free transmission of that notice to the correct facsimile number) or (c) a nationally recognized overnight courier, in each case addressed to the party to be notified as follows:

If to Landlord:

Jamestown 450 West 15th Street, L.P.

c/o Jamestown

One Overton Park, 12th Floor

3625 Cumberland Blvd.

Atlanta, Georgia 30339

Attention: General Counsel

Fax: (678) 831-4697

with a copy being simultaneously delivered to:

Jamestown 450 West 15th Street, L.P.

c/o Jamestown

75 Ninth Avenue, 5th Floor

New York, New York 10011

Attention: Alane Berkowitz

Fax: (212) 366-4618

If to Tenant:

Intercept Pharmaceuticals

18 Debrosses Street

New York, New York 10013

Attention: Legal Department

Fax: (646) 747-1001

with a copy being simultaneously delivered to:

Thompson Hine LLP

335 Madison Avenue

New York, New York 10017

Attention: Faith Charles, Esq.

Fax: (212) 344-6101

Either party may from time to time designate a different (or additional) address(es) for Notices by at least five (5) days prior Notice to the other party. Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney, and Notices from Tenant may be given by Tenant’s attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor from the personal delivery service, or national courier service, as applicable, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure or refusal as evidenced by a written receipt therefor from the personal delivery service, United States Postal Service, or national courier service, as applicable. Notices by facsimile transmission will be deemed received on the date of such transmission provided sender’s facsimile machine confirms complete and error-free transmission of that notice to the correct facsimile number.

8.02 Building Rules.  Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in EXHIBIT C, as the same may be reasonably modified or supplemented by Landlord from time to time for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein. Landlord shall not be obligated to enforce the rules of the Building against Tenant or any other tenant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the rules of the Building; provided, that Landlord shall not enforce the rules of the Building in a manner which discriminates against Tenant (it being understood that rules may have varying impact on tenants, taking into account differences in their use and business operations). If any rule of the Building shall conflict with any provision of this Lease, such provision of this Lease shall govern.

8.03 Severability. (a) If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

8.04 Certain Definitions.

(a) “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease. Landlord shall have the right to make any such transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, without the consent of Tenant.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises.

(c) Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural.

(d) The word "including" shall always be construed as followed by the words "without limitation".

8.05 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and to Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Charges to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this Lease.

8.06 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Project for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, members, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Premises for such time as Landlord holds such interest only.

8.07 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Tax Payments and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease.

8.09 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease expressly provides for such dispute to be resolved by arbitration.

8.10 No Offer. The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.11 Captions; Construction. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease.

8.12 Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13 Broker. Each party represents to the other that such party has dealt with no broker other than Studley, Inc. and Newmark Grubb Knight Frank (collectively, the “Broker”) in connection with this Lease or the Building, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker other than Broker who alleges that it has dealt with the indemnifying party in connection with this Lease or the Building. Landlord shall enter into a separate agreement with Broker which provides that, if this Lease is executed and delivered by both Landlord and Tenant, Landlord shall pay to Broker a commission to be agreed upon between Landlord and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

8.14 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. This Lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease.

8.15 Successors. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.16 Applicable Law.  This Lease shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17 No Development Rights.  Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project, and Tenant consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

8.18 Rent Control.

If, at the commencement of or at any time or times during the Term, the Rent reserved in this Lease shall not be fully collectible by reason of any Laws, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may reasonably request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefor under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rent shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rent which would have been paid pursuant to this Lease but for such legal rent restriction less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

8.19 Joint and Several Liability.

If Tenant consists of more than one person or entity, (i) the representations, warranties, covenants and liability of each such persons or entities shall be joint and several under this Lease, and (ii) the liability of each such person or entity shall be direct and immediate and shall not be conditional or contingent upon the pursuit of any remedies against any other person or entity.

8.20 Schedules and Exhibits.

All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, but, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control.

8.21 Landlord Consent.

All references in this Lease to the consent or approval of, or similar action by, Landlord shall be deemed to mean the written consent or approval of Landlord, which consent shall be granted or withheld in Landlord's sole discretion unless expressly set forth to the contrary in the applicable provision of this Lease, and, except as expressly set forth to the contrary in this Lease, no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord. In any action by Tenant asserting that Landlord has unreasonably withheld its consent, Tenant agrees that its sole remedy shall be to seek declaratory or injunctive relief, and under no circumstances shall Tenant be entitled to seek or to recover any money damages or any modification or termination of this Lease.

8.22 Intellectual Property.

All intellectual property of Landlord and its affiliates, including without limitation trademarks, service marks, trade names and copyrights, shall remain the sole and exclusive property of Landlord, and Tenant shall have no right to use any of the same for any reason whatsoever. Tenant agrees to use all commercially reasonable efforts to preserve the intellectual property rights, including without limitation copyrights, trademarks, trade dress and patents, of Landlord in connection with the operation of the Premises.

8.23 No Third Party Beneficiaries.

Nothing in this Lease is intended to or shall create or confer any right, remedy or claim in any person not a party to this Lease, nor shall any insurer be entitled, by subrogation or otherwise, to rely on, enforce or make a claim based on this Lease except against its own insured in accordance with the terms of the policy between it and its insured.

8.24 Condominium Conversion.

Tenant acknowledges that the Building and the land of which the Premises form a part may be subjected to the condominium form of ownership prior to the end of the Term of this Lease. Tenant agrees that if, at any time during the Term, the Building and the land shall be subjected to the condominium form of ownership, then, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the "Declaration ") which shall be recorded in order to convert the Building and the land of which the Premises form a part to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law of the State of New York or any successor thereto. If any such Declaration is to be recorded, Tenant, upon request of Landlord, shall enter into an amendment of this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to the Taxes that are included in the Base Tax Amount and the Tenant’s Tax Share, provided that any such amendment shall not increase or affect Tenant’s payment or other obligations under this Lease other than to a de minimus extent.

8.25 Force Majeure.

The obligations of Tenant hereunder shall be in no wise affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, nor shall it be deemed a constructive eviction because (a) Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control; or (b) of any failure or defect in the supply, quantity or character of electricity or water furnished to the Premises, by reason of any requirement, act or omission of the public utility or others serving the Building with electric energy, steam, oil, gas or water, or for any other reason whether similar or dissimilar, beyond Landlord’s reasonable control.

8.26 Louvers.

Tenant shall have the right to install, in the top half of the window located on the eastern side of the Premises and more particularly shown on Exhibit I annexed hereto, louvers to supply fresh air and release exhaust air (and any and all exhaust louvers shall be cleaned or filtered by a precipitator, at such times, with such frequency and to the extent designated by Landlord in Landlord’s reasonable discretion) for the purpose of installing Tenant’s supplemental HVAC unit or units. The installation of such louvers shall constitute Alterations and be performed in accordance with Section 4.02 of this Lease.

8.27 Condenser Water.

In the event Landlord makes condenser water available to all tenants of the Building on a full-time basis, Landlord shall make available to the Premises such amount as is reasonably determined by Landlord. Tenant shall pay to Landlord, as Additional Rent hereunder, Landlord’s then established rates therefore (including, without limitation a tap-in fee).

Article 9

Representations and Warranties

9.01 Representations and Warranties of Tenant.

Tenant represents and warrants to Landlord, as of the date of this Lease and as of the Commencement Date, as follows:

(a) Tenant is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into and execute this Lease and to consummate the transactions contemplated hereby. Tenant has received all requisite approvals necessary for the execution of this Lease and the consummation of the transactions contemplated hereby and this Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(b) Neither the execution and delivery of this Lease nor the performance by Tenant of its obligations hereunder will violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under any applicable law or under any agreement or order binding upon Tenant, which violation, conflict or breach would have a material adverse effect on Tenant’s ability to enter into this Lease.

(c) (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) from and after the effective date of the above-referenced Executive Order, Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation, including, without limitation, any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person in violation of the U.S. Patriot Act or any OFAC rule or regulation.

9.02 Representations and Warranties of Landlord.

Landlord represents and warrants to Tenant, as of the date of this Lease, as follows:

(a) Landlord is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into and execute this Lease and to consummate the transactions contemplated hereby. Landlord has received all requisite entity approvals necessary for the execution of this Lease and the consummation of the transactions contemplated hereby and this Lease constitutes the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

(b) Neither the execution and delivery of this Lease nor the performance by Landlord of its obligations hereunder will violate, be in conflict with, result in a breach of, or constitute (with due notice or lapse of time, or both) a default under any applicable law or under any agreement or order binding upon Landlord.

Article 10

Landlord’s Contribution

(a) For purposes of this Article 10, the following terms shall have the following meanings:

(i) “Tenant’s Initial Alteration Work" shall mean Alterations to be performed in the Premises in order to prepare the same for Tenant’s initial occupancy thereof;

(ii) “Tenant’s Plans” shall mean final and complete dimensioned architectural, mechanical, electrical and structural drawings and specifications in a form ready for use as construction drawings for the performance of Tenant’s Initial Alteration Work;

(iii) “Work Completion Date” shall mean the date occurring three hundred sixty five (365) days following the Commencement Date;

(iv) “Qualified Renovations” shall mean the labor and materials used by Tenant to construct permanent leasehold improvements and alterations to the Premises in compliance with this Lease after the Commencement Date and prior to the Work Completion Date. Without limitation, for purposes of this Article 10, Qualified Renovations shall be deemed not to include and Landlord’s Contribution hereunder shall not be applied to the cost of interest, late charges, trade fixtures, furniture, furnishings, equipment, workstations, moveable business equipment or any personal property whatsoever, or to the cost of labor, materials or services used to furnish or provide the same;

(v) “Landlord's Contribution” shall mean the sum of $667,440.00;

(vi) “Soft Costs” shall mean the cost of architectural, planning, engineering, and similar professional and filing fees and the cost of obtaining any required permits incurred by or on behalf of Tenant in connection with Qualified Renovations;

(vii) “Requisition ” shall mean a request by Tenant for payment from Landlord for Qualified Renovations and shall consist of such documents and information from Tenant as Landlord may reasonably require to substantiate the completion of, and payment for, such Qualified Renovations to which the Requisition relates (the “Work Cost”) and shall include, without limitation, the following: an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, Contractor’s Application For Payment with certification for payment by Architect (AIA G702), and Lien Waivers from Contractors and subcontractors who have supplied materials or performed work in or to the applicable portion of the Premises (AIA G706A) for the portion of the Tenant’s Initial Alteration Work theretofore completed and for which Tenant seeks payment (and, solely with respect to Tenant’s final Requisition, in addition to the forgoing, Certification of Completed Inspection and Certified Completion Letter by Architect/Engineer of record or Building Department expediter (NYC Bldg. Dept. Form TR-1) and Equipment Use Application Form/Permit (NYC Bldg. Dept. Form PW-4), as applicable, both of which must be perforated (with the date and New York City Building Department Stamp) to signify New York City Building Department Approval);

(viii) “Pro Rata Installments” shall mean the Work Cost reflected in a particular Requisition multiplied by a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total cost of Tenant’s Initial Alteration Work, as reasonably estimated by Landlord based upon information, plans and construction contracts given by Tenant to Landlord.

(b) Tenant shall have prepared by a registered architect and/or a licensed professional engineer, at its sole cost and expense, and submit to Landlord for its approval in accordance with the applicable provisions of the Lease, Tenant’s Plans for the performance of Tenant’s Initial Alteration Work. All such construction plans and specifications and all such work shall be effected in accordance with all applicable provisions of the Lease at Tenant’s sole cost and expense.

(c) If and so long as Tenant is not in default under the Lease in the payment of Fixed Rent or Additional Charges after notice and beyond the grace period applicable to such default thereunder, if any, subject to and in accordance with the provisions of this Article, Landlord shall contribute up to the sum of Landlord’s Contribution to the cost of labor and materials for the portion of the Tenant’s Initial Alteration Work in the Premises which constitutes Qualified Renovations performed by Tenant in such space prior to the Work Completion Date applicable thereto. Notwithstanding the foregoing, a portion of Landlord’s Contribution up to but not exceeding ten percent (10%) thereof, may be applied towards Soft Costs;

(d) From time-to-time, but not more than once a month, Tenant may submit to Landlord a Requisition for so much of the Work Cost as arose since the end of the period to which the most recent prior Requisition related, or, with respect to the first Requisition, for the initial Work Cost. Tenant shall submit to Landlord all Requisitions on or before the second (2nd) anniversary of the Commencement Date.

(e) If and so long as Tenant is not in default under the Lease in the payment of Fixed Rent or Additional Charges after notice and beyond the grace period applicable to such default thereunder, if any, and provided that all documents and information required by Landlord have been provided, within thirty (30) days after Landlord receives a Requisition, Landlord shall pay Tenant ninety (90%) of the Pro Rata Installment and shall withhold the remaining ten (10%) of the Work Cost (the "Retainage"); and provided that Tenant is not in default under the Lease in the payment of Fixed Rent or Additional Charges after notice and beyond the grace period applicable to such default thereunder, if any, within thirty (30) days after Tenant furnishes Landlord with (x) a final, stamped set of “as-built” plans for Tenant’s Initial Alteration Work has been completed in accordance with plans and specifications first approved by Landlord and (y) its final Requisition which demonstrates that Tenant’s Initial Alteration Work has been completed and paid for in full by Tenant, Landlord shall pay Tenant all the Retainages (provided, however, that notwithstanding anything contained in this Article 10 to the contrary, in the event that Tenant has not obtained a required Building Department approval or an equipment use permit but has otherwise complied fully with each of the applicable provisions of this Article 10 and would be entitled hereunder to the payment of Tenant’s final Requisition, then Landlord shall pay to Tenant the Retainage minus the sum of $50,000.00, which Landlord shall continue to retain pending receipt of all such Building Department approvals or equipment use permits and shall be remitted to Tenant promptly after the receipt of such approvals or permits.

Article 11

right of offering

(a) For purposes hereof the term “Offering Space” shall mean certain premises located on the fifth (5th) floor of the Building and more particularly shown on the floor plan annexed as EXHIBIT G.

(b) Provided and on condition that (i) Tenant is not then in default under the terms and conditions of this Lease as of the date of Tenant’s ROFO Response Notice (as hereinafter defined) or the Offering Space Commencement Date (as hereinafter defined), which such requirements Landlord may waive in its sole and absolute discretion, and (ii) Intercept Pharmaceuticals, Inc. (the “Named Tenant”) or any affiliate or successor of the Named Tenant to whom this Lease is assigned in accordance with the terms of Section 5.01(b) hereof, shall be in actual occupancy of the entire Premises, provided that such occupancy requirement may be waived by Landlord in its sole and absolute discretion, and subject to the rights, if any, of the current tenants or occupants of such Offering Space or any of its affiliates, assignees or subtenants (collectively, an “Existing Tenant”) to extend the term of its lease with respect thereto (regardless of whether such election is made pursuant to any provision included within such tenant’s lease or otherwise), then, if at any time during the Lease all of the Offering Space shall become available for leasing (except to an Existing Tenant or any current tenant or subtenant of the Building), Landlord shall offer to Tenant the right to include the Offering Space within the Premises upon all the terms and conditions of this Lease (other than any provision of the Lease providing for a work allowance, any landlord work, free rent period or any other tenant concession, or any terms and conditions of the Lease which are clearly intended to apply to portions of the Premises other than the Offering Space), pursuant to the terms of this Article 11.

(c) Such offer pursuant to this Article 11 shall be made by Landlord to Tenant in a written notice (the “ROFO Notice”) specifying (x) the anticipated Offering Space Commencement Date as reasonably estimated by Landlord and (y) Landlord’s reasonable determination of the Fixed Rent payable for the Offering Space, but subject to the provisions of Article 11(c)(3) and Article 11(f) hereof. On or before the date which is fifteen (15) days after the delivery of the ROFO Notice for the Offering Space (the “ROFO Notice Deadline”), Tenant shall respond to the ROFO Notice for the Offering Space by delivering a notice (a “ROFO Response Notice”) to Landlord, which ROFO Response Notice shall state either (i) that Tenant accepts such offer, or (ii) that Tenant rejects such offer. Time shall be of the essence with respect to delivery of Tenant’s ROFO Response Notice. If Tenant elects under clause (i), on the date that the Offering Space shall become available for Tenant’s possession and possession thereof is delivered by Landlord to Tenant (the “Offering Space Commencement Date”), notwithstanding if the Offering Space Commencement Date occurs before or after the anticipated Offering Space Commencement Date as specified in the ROFO Notice, the following shall apply:

(1) Tenant agrees to take the Offering Space “as is”, and Landlord shall not be required to perform any work to the Offering Space;

(2) all references in this Lease to the term “Premises” shall be deemed to include the Offering Space;

(3) the Fixed Rent payable for the first Lease Year with respect to the Offering Space shall be at a rate equal to the greater of (i) the Base Rental Amount (as hereinafter defined), and (ii) the FMV. The term “Base Rental Amount” shall mean an amount equal to the product of (i) the per square foot annual Fixed Rent and Additional Charges then payable by Tenant for the balance of the Premises and (ii) the number of rentable square feet in the Offering Space. On the first day of the second (2nd) Lease Year and each subsequent Lease Year with respect to the Offering Space, the Fixed Rent with respect to the Offering Space shall be increased two percent (2.00%) of the Fixed Rent payable immediately prior thereto. For purposes of the Fixed Rent payable for the Offering Space, the first “Lease Year” shall mean the period commencing on the Offering Space Commencement Date and ending on the last day of the month in which occurs the one (1) year anniversary thereof (unless the Offering Space Commencement Date shall be the first day of the month, in which event the first Lease Year shall end on the day preceding the one year anniversary of the Offering Space Commencement Date), and each subsequent “Lease Year” shall mean each full or partial twelve (12) month period remaining in the Term;

(4) On or prior to the Offering Space Commencement Date, Tenant shall deliver to Landlord an additional letter of credit in the amount equal to twelve (12) months of the Fixed Rent payable for the Offering Space (the “Offering Space Letter of Credit”), which Offering Space Letter of Credit shall comply with the terms of Sections 2.08(b), (c) and (d). Provided that Tenant is not then in default under this Lease, on each of (i) the thirteenth (13th) month anniversary of the Offering Space Commencement Date, (ii) the twenty-fifth (25th) month anniversary of the Offering Space Commencement Date, and (iii) the thirty-seventh (37th) month anniversary of the Offering Space Commencement Date, the Offering Space Letter of Credit shall be reduced by the amount equal to two (2) months of the Fixed Rent payable for the Offering Space on the Offering Space Commencement Date.  Landlord shall cooperate with Tenant to arrange for the reduction of the Offering Space Letter of Credit pursuant to this Article 11(c)(4); and

(5) for purposes of calculating Tenant’s Tax Payments attributable to the Offering Space, (i) the Base Tax Amount shall be the Taxes for the Tax Year in which occurs the Offering Space Commencement Date and (ii) Tenant’s Tax Share for calculating Tenant’s Tax Payments attributable to the Offering Space shall be deemed to be the fraction, expressed as a percentage, the numerator of which shall be the number of rentable square feet included within the Offering Space and the denominator of which shall be the number of rentable square feet included within the Building.

(d) Notwithstanding any provision contained in this Article 11 to the contrary, if Tenant elects under Article 11(c)(ii) above in response to a ROFO Notice, or fails to deliver a ROFO Response Notice by the ROFO Notice Deadline in accordance with Article 11(c), then Landlord shall be under no further obligation with respect to the Offering Space by reason of this Article 11 or otherwise, and Tenant shall have forever waived and relinquished its right to the Offering Space, and Landlord shall at any and all times thereafter be entitled to lease the Offering Space to others at such rental and upon such terms and conditions as Landlord in its sole discretion may desire whether such rental terms, provisions and conditions are the same as those offered to Tenant or more or less favorable, and Tenant shall, within five (5) days after Landlord’s request therefor, deliver an unconditional instrument in a form satisfactory to Landlord confirming the aforesaid waiver, but in no such event shall such instrument be necessary to make the provisions of this Article 11(d) effective.

(e) Notwithstanding any provision contained in this Article 11 to the contrary, if for any reason Landlord shall be unable to deliver possession the Offering Space to Tenant on the date specified in the ROFO Notice, Landlord shall have no liability to Tenant therefor and the validity of this Lease, the inclusion of the Offering Space in the Premises or the obligations of Landlord or Tenant hereunder, shall not be impaired, nor shall the Term be extended, by reason thereof. This Article 11(e) shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(f) The fair market value (“FMV”) for the Offering Space shall mean the annual fair market rental value of the Offering Space in its condition on the Offering Space Commencement Date taking into account all relevant factors. The FMV shall be determined by the mutual written agreement of Landlord and Tenant. In the event that Landlord and Tenant shall not have reached mutual agreement as to the FMV on or before the day that is thirty (30) days following the ROFO Notice, then Landlord and Tenant each shall, no later than the day that is sixty (60) days following the ROFO Notice, select a Real Estate Appraiser, as hereinafter defined. If either party shall fail to so appoint a Real Estate Appraiser, the one Real Estate Appraiser so appointed shall proceed to determine the FMV. In the event that the Real Estate Appraisers selected by Landlord and Tenant agree as to the FMV, said determination shall be binding on Landlord and Tenant. In the event that the Real Estate Appraisers selected by Landlord and Tenant cannot agree as to the FMV on or before the day that is ninety (90) days following the ROFO Notice, then said Real Estate Appraisers shall jointly select a third Real Estate Appraiser, provided that if they cannot agree on the third Real Estate Appraiser on or before the day that is one hundred twenty (120) days following the ROFO Notice, then said third Real Estate Appraiser shall be selected in accordance with the rules prescribed by the American Arbitration Association in New York, New York (or any successor thereto). The FMV shall then be determined by the third Real Estate Appraiser no later than the day that is one hundred fifty (150) days following the ROFO Notice and said determination shall be binding on Landlord and Tenant. The term “Real Estate Appraiser” shall mean a fit and impartial person having not less than ten (10) years’ experience as an appraiser of leasehold estates relating to office premises in buildings comparable to the Building located in Manhattan, New York, and in addition, shall have had experience appraising leasehold estates in the vicinity of the Building. The appraisal shall be conducted in accordance with the provisions of this Article 11(f) and, to the extent not inconsistent herewith, in accordance with the prevailing rules of the American Arbitration Association in New York (or any successor thereto). The final determination of the Real Estate Appraiser(s) shall be in writing and shall be binding and conclusive upon the parties, each of which shall receive counterpart copies thereof. In rendering such decision the Real Estate Appraiser(s) shall not add to, subtract from or otherwise modify the provisions of this Lease. Landlord and Tenant shall each pay the fees of their respective Real Estate Appraisers. The fees of the third Real Estate Appraiser, if any, shall be divided evenly. If by the Offering Space Commencement Date the Fixed Rent for the Offering Space pursuant to this Article 11(f) shall not have been determined by the Real Estate Appraiser(s), Tenant shall pay Fixed Rent for the Offering Space hereunder until such determination is made at the rate estimated by Landlord in the ROFO Notice for such period, subject to adjustment upon determination of such Fixed Rent whether by appraisal by the Real Estate Appraiser(s) as hereinabove provided or by agreement of Landlord and Tenant. Upon such determination, Tenant shall promptly pay to Landlord any underpayment of Fixed Rent and, in the event of any overpayment of Fixed Rent during such period, Landlord shall credit the amount of such overpayment of Fixed Rent against the payments of Fixed Rent next coming due until such time as the overpayment has been fully credited to Tenant.

Article 12

put Premises

(a) For the purposes hereof, the term “Put Premises” shall mean those certain premises located on the sixth (6th) floor of the Building and more particularly shown on the floor plan annexed as EXHIBIT H (the “Put Premises”).

(b) As of September 1, 2014 (the “Put Premises Commencement Date”) the Put Premises shall be added to and included in the Premises. All references in the Lease to the Premises shall be deemed to include the Put Premises. If for any reason Landlord shall be unable to deliver possession of the Put Premises to Tenant on the Put Premises Commencement Date, Landlord shall have no liability to Tenant therefor and the validity of the Lease shall not be impaired, nor shall the Term be extended, by reason thereof; provided, however that Tenant shall have no obligation to make any payment of rent for the Put Premises, and the Put Premises Commencement Date shall not be deemed to occur, until Landlord shall so deliver possession of the Put Premises to Tenant, whereupon the Put Premises Commencement Date shall occur. This Section shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect. Notwithstanding any provision to the contrary contained in this Article 12(b), in the event that Landlord shall have failed to deliver possession of the Put Premises to Tenant on or prior to December 31, 2014, Tenant shall have the right to terminate this Lease with respect to the Put Premises only by written notice given to Landlord at any time thereafter but prior to the date on which Landlord shall deliver possession of the Put Premises to Tenant. As of the Put Premises Commencement Date:

(i) Tenant agrees to take the Put Premises “as is”, and Landlord shall not be required to perform any work to the Put Premises;

(ii) commencing on the Put Premises Commencement Date, all references in this Lease to the term “Premises” shall be deemed to include the Put Premises and the Put Premises shall be included within the Premises upon all the terms and conditions of this Lease (except for any provision of the Lease providing for a work allowance, any landlord work, free rent period or any other tenant concession, or any terms and conditions of the Lease which are clearly intended to apply to portions of the Premises other than the Put Premises, other than as expressly provided for in this Article 12);

(iii) for purposes of calculating Tenant’s Tax Payments attributable to the Put Premises, (i) the Base Tax Amount shall be the Taxes for the Tax Year commencing on July 1, 2014, and (ii) Tenant’s Tax Share for calculating Tenant’s Tax Payments attributable to the Put Premises shall be deemed to be 3.26%; and

(iv) if and so long as Tenant is not in default under the Lease in the payment of Fixed Rent or Additional Charges after beyond any notice and grace period applicable to such default thereunder, if any, Landlord shall contribute up to the sum of $570,240 (“Landlord’s Put Premises Contribution”) for Tenant’s initial alterations to the Put Premises in accordance with and subject to the terms of Article 10 hereof; provided the following terms as used in Article 10 shall have the following meanings solely for the purposes of this Article 12(b)(iv): (i) “Premises” shall mean the Put Premises, (ii) “Commencement Date” shall mean the Put Premises Commencement Date, and (iii) “Landlord’s Contribution” shall mean Landlord’s Put Premises Contribution.

(c) (i) the Fixed Rent with respect to the Put Premises, shall be as follows:

(1)	for the first (1st) Lease Year, at the rate of $684,144.00 per annum (i.e., $57,012.00 per month),

(2)	for the second (2nd) Lease Year, at the rate of $697,826.88 per annum (i.e., $58,152.24 per month),

(3)	for the third (3rd) Lease Year, at the rate of $711,785.31 per annum (i.e., $59,315.44 per month),

(4)	for the fourth (4th) Lease Year, at the rate of $726,019.31 per annum (i.e., $60,501.61 per month),

(5)	for the fifth (5th) Lease Year, at the rate of $740,538.37 per annum (i.e., $61,711.53 per month),

(6)	for the sixth (6th) Lease Year, at the rate of $802,861.98 per annum (i.e., $66,905.17 per month),

(7)	for the seventh (7th) Lease Year, at the rate of $818,920.36 per annum (i.e., $68,243.36 per month),

(8)	for the eighth (8th) Lease Year, at the rate of $835,301.81 per annum (i.e., $69,608.48 per month),

(9)	for the ninth (9th) Lease Year, at the rate of $852,006.33 per annum (i.e., $71,000.53 per month), and

(10)	for the tenth (10th) Lease Year, at the rate of $869,043.41 per annum (i.e., $72,420.28 per month).

(ii) For purposes of the Fixed Rent payable for the Put Premises, the first “Lease Year” shall mean the period commencing on the Put Premises Commencement Date and ending on the last day of the month in which occurs the one (1) year anniversary thereof (unless the Put Premises Commencement Date shall be the first day of the month, in which event the first Lease Year shall end on the day preceding the one year anniversary of the Put Premises Commencement Date), and each subsequent “Lease Year” shall mean each full or partial twelve (12) month period remaining in the Term;

(iii) If Tenant shall not then be in default of any of Tenant's obligations under this Lease after notice and expiration of the applicable cure period, Landlord hereby conditionally excuses Tenant's obligation to pay Fixed Rent with respect to the Put Premises (i) for the first one hundred eighty-two (182) days immediately following the Put Premises Commencement Date (the “Put Premises Initial Rent Concession Period”); and (ii) for the nineteenth (19th) and twentieth (20th) full calendar months which follow the Put Premises Commencement Date. If the Lease shall be terminated as a result of Tenant’s default after the Put Premises Commencement Date, then the Fixed Rent so conditionally excused with respect to the Put Premises shall be amortized on a straight-line basis over the period from the end of the Put Premises Initial Rent Concession Period through the Expiration Date, and the unamortized portion of such conditionally excused rent as of the date of termination shall become immediately due and payable by Tenant to Landlord.  If, as of the Expiration Date, Tenant shall not be in default in the performance of any of Tenant's obligations under the terms of this Lease, Landlord shall waive any payment of all such Fixed Rent so conditionally excused.

(d) (i) On or prior to the Put Premises Commencement Date, Tenant shall deliver to Landlord an additional letter of credit in the amount of $684,144.00 (the “Put Premises Letter of Credit”), which Put Premises Letter of Credit shall comply with the terms of Sections 2.08(b), (c) and (d). Provided that Tenant is not then in default under this Lease (i) on the thirteen (13) month anniversary of the end of the Put Premises Initial Rent Concession Period, the Put Premises Letter of Credit shall be reduced to the sum of $573,120.00; (ii) on the twenty-five (25) month anniversary of the end of the Put Premises Initial Rent Concession Period, such Put Premises Letter of Credit shall be further reduced to the sum of $459,096.00; and (iii) on the thirty-seven (37) month anniversary of the end of the Put Premises Initial Rent Concession Period, such Put Premises Letter of Credit shall be further reduced to the sum of $345,072.00.   Landlord shall cooperate with Tenant to arrange for the reduction of the Put Premises Letter of Credit pursuant to this Article 12(d)(ii).

(e) Intentionally omitted.

(f) Tenant shall have the one-time option (the “Put Premises Cancellation Option”) to cancel this Lease with respect to the Put Premises only, provided, however, that such cancellation shall only be effective upon strict compliance with the following terms and conditions:

(i) Tenant shall give Landlord written notice of its election to cancel this Lease with respect to the Put Premises on or prior to April 30, 2014 (the “Put Premises Cancellation Notice”), which Put Premises Cancellation Notice shall be given in the manner prescribed in this Lease for the giving of notices. Any such Put Premises Cancellation Notice shall be irrevocable upon delivery and time shall be of the essence in connection with the exercise of any election to cancel hereunder.

(ii) Tenant shall pay to Landlord the Put Premises Cancellation Payment.  The “Put Premises Cancellation Payment” shall be as follows:  (1) if Tenant gives the Put Premises Cancellation Notice (and pays the Put Premises Cancellation Payment) on or prior to January 1, 2014, the “Put Premises Cancellation Payment” shall be $102,621.60; and (2) if Tenant gives the Put Premises Cancellation Notice (and pays the Put Premises Cancellation Payment) following January 1, 2014 but on or prior to April 30, 2014, the “Put Premises Cancellation Payment” shall be an amount equal to the sum of (x) $102,621.60, and (y) the product of (A) $68,414.40, and (B) a fraction, the numerator of which is the number of days which shall have elapsed between January 1, 2014 and the date on which Tenant gives the Put Premises Cancellation Notice (and pays the Put Premises Cancellation Payment), and the denominator of which is 119.  The Put Premises Cancellation Payment shall be paid by good unendorsed check of Tenant and shall be paid to Landlord simultaneously with the giving of the Put Premises Cancellation Notice.

(iii) Upon the cancellation of this Lease with respect to the Put Premises, Landlord and Tenant shall be relieved of any obligations with respect to the Put Premises.

(iv) The Put Premises Cancellation Option shall be personal to the named Tenant herein (i.e., Intercept Pharmaceuticals, Inc.) or a successor entity or an acquiring entity (but not a related entity).

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

LANDLORD:

JAMESTOWN 450 WEST 15TH STREET, L.P.,
a Delaware limited partnership

By:	JT 450 West 15th Street Corp.,
a Georgia corporation, its general partner

	By:	/s/ J. Ben Gainey
Name: J. Ben Gainey
Title: Vice President

TENANT:

INTERCEPT PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Mark Pruzanski
Name: Mark Pruzanski, M.D.
Title: President and Chief Executive Officer

Tenant’s Federal Tax I.D. No.: